Exhibit 10.15

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and among

FUSION PHARMACEUTICALS INC.

and

RAINIER THERAPEUTICS, INC.

and

FORTIS ADVISORS LLC, as SELLER REPRESENTATIVE

Dated as of March 10, 2020

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 10, 2020, is by and among FUSION PHARMACEUTICALS INC., a Canadian federal corporation (“Purchaser”), RAINIER THERAPEUTICS, INC., a Delaware corporation (“Seller”) and FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as the representative of the Seller for certain obligations hereunder (the “Seller Representative”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 9.07.

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, that certain business of Seller and its Affiliates consisting of the research, development, regulatory, manufacturing, exploitation and all other activities (including all pre-clinical study and clinical trial activities) of Seller and its Affiliates to the extent related to the Product, any and all precursors, derivatives and conjugates of the Product, and any other antibody directed against fibroblast growth factor receptor type 3 (“FGFR3”) (the “Program”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ACQUIRED ASSETS

Section 1.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and shall cause its Affiliates to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser or its Affiliates shall purchase from Seller or its Affiliates, all of Seller’s and its Affiliates’ right, title and interest in, to and under the Acquired Assets, for (a) a purchase price (the “Purchase Price”) equal to the aggregate amount of (i) the Signing Fee, payable as set forth in Section 1.02, (ii) the Preclinical Purchase Price, payable in accordance with Section 1.03, (iii) the Equity Issuance, payable as set forth in Section 1.04, (iv) the Milestone Consideration, payable in accordance with Section 1.05, and (v) the Vofatamab Transaction Revenue, payable in accordance with Section 1.06, and (b) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.

Section 1.02 Signing Fee.

(a) As partial consideration for the Acquired Assets, Purchaser shall:

(i) At the Closing, pay to Seller, One Million Dollars ($1,000,000) (the “Signing Fee First Tranche”) in accordance with Article II; and

(ii) On the Outside Date pay to Seller, [***] (the “Signing Fee Second Tranche”, and together with the Signing Fee First Tranche, the “Signing Fee”).

(b) Promptly following the receipt of the Signing Fee Second Tranche, Seller shall deliver or cause to be delivered to the Escrow Agent cash in the amount of [***] of the Signing Fee Second Tranche for a total of [***] received in accordance with this Section 1.02 (such amount, the “Escrow Amount”), payable by wire transfer in immediately available funds for deposit into the account designated therefor in the Escrow Agreement.

Section 1.03 Preclinical Purchase. On the Outside Date, Purchaser shall pay to Seller, [***] (the “Preclinical Purchase Price”).

Section 1.04 Equity Issuance. As partial consideration for the Acquired Assets, Purchaser shall, on the Outside Date, issue to Seller’s equityholders as specified by Seller One Million Six Hundred Seventy-Three Thousand and Twenty Seven (1,673,027) Purchaser Common Shares (the “Equity Issuance”) in accordance with and pursuant to the Share Purchase Agreement.

Section 1.05 Milestone Consideration.

(a) Milestone Events. Upon the occurrence of each of the events (each, a “Milestone Event”) set forth in the table below (the “Milestone Table”) regarding the Product, Purchaser shall pay to Seller or, if after dissolution of Seller, the Seller Representative’s designee, the applicable amount set forth opposite each such Milestone Event in the Milestone Table (each such payment, a “Milestone Payment”, and collectively, the “Milestone Consideration”) in accordance with Section 1.05(b). Milestone Events (i)(A) through (and including) (i)(H) set forth in the Milestone Table are referred to in this Agreement as “Development and Regulatory Milestone Events” and Milestone Events (ii)(A) through (and including) (ii)(C) set forth in the table below are referred to in this Agreement as “Net Sales Milestone Events”. Payments in respect of Development and Regulatory Milestone Events are referred to in this Agreement as “Development and Regulatory Milestone Payments” and payments in respect of Net Sales Milestone Events are referred to in this Agreement as “Net Sales Milestone Payments”. If a Technical Failure has occurred with respect to the development of a pharmaceutical product that contains Vofatamab or a precursor, derivative, or modification of Vofatamab, then, notwithstanding the foregoing, Development and Regulatory Milestone Payments (A) through (E) shall be payable in an amount equal to [***] of the corresponding cash payment amounts set forth below for each such Development and Regulatory Milestone Payment if the associated Milestone Event is achieved with respect to a Product containing the [***] Antibody but not Vofatamab or a precursor, derivative, or modification of Vofatamab; provided, however, that the Purchaser Common Shares to be issued in in respect of Development and Regulatory Milestone Payment (A) shall be the same irrespective of the Product to achieve the associated Milestone Event. For example, if a Milestone Event associated with the Development and Regulatory Milestone Payments (A) through (E) shall have been achieved and paid with respect to a Product containing Vofatamab or a precursor, derivative, or modification of Vofatamab, and, following a Technical Failure, the same Milestone Event is subsequently achieved with respect to a Product containing the [***] Antibody but not Vofatamab or a precursor, derivative, or modification of Vofatamab, then the associated Milestone Payment will not be due or payable by Purchaser, but for the avoidance of doubt there shall also not be any retrospective modifications to the amounts paid for such Milestone Payment.

Milestone Event	Milestone Payment

(i) Development and Regulatory Milestone Events

(A) [***]	[***] and issuance to Seller’s equityholders as specified by Seller (or if after the dissolution of Seller, Seller’s Representative) of 836,513 Purchaser Common Shares

(B) [***]	[***]

(C) [***]	[***]

(D) [***]	[***]

(E) [***]	[***]

(F) [***]	[***]

(G) [***]	[***]

(H) [***]	[***]

(ii) Net Sales Milestone Events

(A) Worldwide annual Net Sales in any Calendar Year equal to or greater than [***] but less than [***]	[***]

(B) Worldwide annual Net Sales in any Calendar Year equal to or greater than [***] but less than [***]	[***]

(C) Worldwide annual Net Sales in any Calendar Year equal to or greater than [***]	[***]

Each of the Milestone Payments shall be payable one (1) time only. For the avoidance of doubt, (x) each of the Milestone Payments shall become payable upon the occurrence of the associated Milestone Event, irrespective of the order in which the Milestone Events occur relative to each other, and (y) no amounts shall be due for subsequent or repeated achievements by a Product of any Milestone Event. If Purchaser skips a milestone event listed in the above Sections 1.05(i)(A)-(B) or 1.05(ii)(A)-(B), then Purchaser shall pay the amounts set forth in the skipped milestone upon achieving a subsequent milestone event, in addition to the amounts payable for such subsequent milestone event. In accordance with the foregoing, the maximum total cash Milestone Payments payable by Purchaser to Seller and Seller Representative’s designee under this Agreement would be Sixty Four Million Five Hundred Thousand Dollars ($64,500,000) and the maximum number of Purchaser Common Shares payable as Milestone Payments by Purchaser to Seller’s equityholders under this Agreement would be Eight Hundred Thirty Six Thousand Five Hundred Thirteen (836,513) shares. Any issuance of Purchaser Common Shares under this Section 1.05 shall be in accordance with and pursuant to the Share Purchase Agreement.

(b) Notice and Payment. No later than [***] after the occurrence of a Development and Regulatory Milestone Event, Purchaser shall (i) provide written notice (a “Development and Regulatory Milestone Statement”) to Seller and/or, if after dissolution of Seller, the Seller Representative, of the occurrence of such Development and Regulatory Milestone Event and (ii) subject to Section 7.03(b), pay the corresponding Milestone Payment. No later than [***] after the end of the Calendar Quarter in which each Net Sales Milestone Event occurs, Purchaser shall (A) provide written notice to the Seller Representative of the occurrence of such Net Sales Milestone Event and (B) pay the corresponding Milestone Payment.

Section 1.06 Vofatamab Transaction Revenue Sharing.

(a) Vofatamab Transaction Revenue Sharing Rates. In the event Purchaser, following the Closing Date, enters into a Vofatamab Transaction, Purchaser shall pay to Seller or, if after dissolution of Seller, the Seller Representative’s designee a portion of the Vofatamab Transaction Revenue for such Vofatamab Transaction at the percentage rate and under the terms set forth below (the resulting amount, “Vofatamab Transaction Revenue Sharing”):

(i) if the effective date of such Vofatamab Transaction is prior to the [***] of the Closing Date, [***];

(ii) if the effective date of such Vofatamab Transaction is on or after the [***] of the Closing Date but prior to the [***] of the Closing Date, [***]; and

(iii) if the effective date of such Vofatamab Transaction is on or after the [***] of the Closing Date, [***].

(b) Report and Payment. For any Vofatamab Transaction Revenue Sharing due under this Section 1.06, and subject to Section 1.06(c) with respect to the timing of Vofatamab Transaction Revenue Sharing payments under certain Vofatamab Transactions, Purchaser shall make such Vofatamab Transaction Revenue Sharing within [***] days following the receipt of the applicable Vofatamab Transaction Revenue. All payments shall be accompanied by a report that includes a calculation of all payments payable to Seller and/or, if after dissolution of Seller, the Seller Representative’s designee, under this Section 1.06.

(c) Timing. Notwithstanding the effective date of any Vofatamab Transaction or anything else in this Agreement, Amounts payable as Vofatamab Transaction Revenue under any Vofatamab Transaction will not be payable until the initiation of clinical development of a product that contains or comprises Vofatamab as a naked monoclonal antibody (whether for use alone or in combination with any active pharmaceutical ingredient other than any modification of Vofatamab) under the applicable Vofatamab Transaction agreement.

Section 1.07 Payments; Records; Disputes; Efforts.

(a) Manner of Payment and Exchange Rate. All payments to be made by Purchaser to Seller or, if after dissolution of Seller, the Seller Representative’s designee, under Section 1.02 through Section 1.06 shall be made in Dollars and shall be paid by wire transfer in immediately available funds to such bank account in the United States designated in writing by Seller or, if after dissolution of Seller, the Seller Representative’s designee. In computing the amount of sales of the Product outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be the rate of exchange used by Purchaser for its own financial reporting purposes in connection with its other products, which shall be consistent with GAAP. Upon request by Seller or Seller Representative, Purchaser shall inform Seller or the Seller Representative regarding Purchaser’s then-current currency exchange policy.

(b) Tax Withholding. Any and all payments made by Purchaser to any person pursuant to this Agreement, including Seller or its Affiliates (or, if after dissolution of Seller, the Seller Representative’s designee), shall be made subject to deduction and withholding in such amounts as Purchaser, in its reasonable judgment, determines must be deducted and withheld with respect to the making of such payment under any provision of applicable Canadian federal, state, provincial, local or municipal law or any applicable non- Canadian law. [***] Purchaser and Seller (or, if after dissolution of Seller, the Seller’s Representative’s designee) shall make every effort to obtain relief or reduction of any withholding tax as permitted by law and applicable income tax treaty. Seller (or, if after dissolution of Seller, the Seller’s Representative’s designee) agrees to provide documentation necessary to establish application of any applicable income tax treaty, including but not limited to IRS Form 6166—Certification of U.S. Tax Residency or Canada Revenue Agency Form NR 301 Declaration of eligibility for benefits (reduced tax) under a tax treaty for a non-resident person. [***].

(c) Development and Regulatory Milestone Disputes. If Seller or the Seller Representative believes that any Development and Regulatory Milestone Event has occurred, or that any Development and Regulatory Milestone Statement is inaccurate in whole or in part, then Seller or the Seller Representative shall promptly deliver written notice thereof (a “Development and Regulatory Milestone Dispute Notice”), in reasonable detail, to Purchaser. During the [***] following the delivery of a Development and Regulatory Milestone Dispute Notice, Purchaser and Seller or the Seller Representative shall attempt in good faith to resolve any dispute as to whether any Development and Regulatory Milestone Event has occurred and whether any Development and Regulatory Milestone Payment is payable. If the parties do not reach agreement with respect to any dispute relating to any such matter within [***] days after a Development and Regulatory Milestone Dispute Notice is delivered to Purchaser by Seller, or the Seller Representative, the parties shall submit for arbitration all matters that remain in dispute and that were properly included in the Development and Regulatory Milestone Dispute Notice to a disinterested individual who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any disputes referred to him or her under this Agreement (a “Scientific Expert”) who is mutually agreed to by Purchaser and Seller or the Seller Representative; provided, however, that such Scientific Expert shall not be or have been at any time within the previous [***] an Affiliate, employee, consultant, officer or director of Purchaser or Seller or the Seller Representative or any of their respective Affiliates. If Purchaser and Seller or the Seller Representative cannot agree on a mutually acceptable Scientific Expert within [***] after either party has determined that the parties cannot reach agreement with respect to a dispute, then within [***] after the expiration of such [***] period, each of Purchaser and Seller or the Seller Representative shall appoint one Scientific Expert who shall jointly select a third Scientific Expert within [***] after the last to occur of their respective appointments to arbitrate the referred matter. The Scientific Expert mutually agreed by the parties or, if the parties cannot agree, the third Scientific Expert selected by the party-appointed Scientific Experts is referred to as the “Selected Scientific Expert”. Purchaser and Seller or the Seller Representative shall instruct the Selected Scientific Expert to determine as promptly as practicable but in no event later than [***] after such person’s appointment (the “Determination Period”) whether the disputed Development and Regulatory Milestone Event has occurred. The Selected Scientific Expert’s determination shall be made based on the submission of documents by the parties unless the Selected Scientific Expert determines that an oral hearing is necessary. The Selected Scientific Expert shall determine that which shall be conclusively deemed to be fair and appropriate deadlines within the Determination Period for submitting documents and dates, if any, of oral hearings. Each of Purchaser and Seller or the Seller Representative, on behalf of Seller and Seller’s equityholders, shall pay its own expenses of arbitration, and the fees, costs and expenses of the Selected Scientific Expert shall be equally shared between Purchaser and Seller or the Seller Representative, on behalf of Seller and Seller’s equityholders. Any decision rendered by the Selected Scientific Expert shall be final and binding upon the parties. All proceedings conducted by the Selected Scientific Expert shall take place in New York City, New York.

(d) Net Sales Records. Purchaser shall keep books and records (including in electronic or cloud-based format, if Purchaser chooses) prepared in accordance with Purchaser’s standard accounting procedures and in accordance with GAAP, in each case consistently applied, for the purpose of calculating all Net Sales Milestone Payments payable to Seller, or, if after dissolution of Seller, the Seller Representative’s designee. Such books and records shall be maintained for a period of no less than [***] following the end of the Calendar Year to which they shall pertain, and shall be open for inspection on a semi-annual basis by a mutually agreed upon independent certified accountant, at Seller’s or the Seller Representative, on behalf of Seller’s equityholders, expense, for the purpose of verifying the Net Sales Milestone Payments payable to Seller or, if after dissolution of Seller, the Seller Representative’s designee. Such accountant shall have agreed in writing to maintain all information learned in confidence, except as necessary to disclose to Seller any compliance or noncompliance by Purchaser with the terms of this Agreement, and shall have executed all customary release letters reasonably requested by Purchaser’s independent auditors.

(e) Net Sales Disputes. If Seller or the Seller Representative believes that any Net Sales Milestone Event has occurred, then Seller or the Seller Representative shall promptly deliver written notice (a “Net Sales Dispute Notice”) thereof, in reasonable detail, to Purchaser. During the [***] following the delivery of a Net Sales Dispute Notice, Purchaser and Seller or the Seller Representative shall attempt in good faith to resolve any dispute as to the occurrence of any Net Sales Milestone Event. If the parties do not reach agreement with respect to any dispute relating to any such matter within [***] after a Net Sales Dispute Notice is delivered to Purchaser by Seller or the Seller Representative, the parties shall submit for arbitration all matters that remain in dispute and that were properly included in the Net Sales Dispute Notice to a nationally recognized independent accounting firm (the “Accounting Firm”). The Accounting Firm shall be a nationally recognized independent public accounting firm as shall be reasonably agreed upon by the parties in writing not otherwise engaged by either of Seller or the Seller Representative or Purchaser at the time that the applicable Net Sales Dispute Notice is delivered or, if the parties are unable to so agree in writing within [***], then Purchaser and Seller or the Seller Representative shall each select such a firm and such firms shall jointly select a third nationally recognized independent public accounting firm to serve as the Accounting Firm. The parties shall jointly instruct the Accounting Firm that it shall (i) review only the matters that were properly included in the Net Sales Dispute Notice and which remain in dispute, (ii) make its determination in accordance with the requirements of this Agreement and (iii) render its written decision as promptly as practicable but in no event later than [***] after submission to the Accounting Firm of all matters in dispute. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Agreement. Each of Purchaser and Seller or the Seller Representative, on behalf of Seller and Seller’s equityholders, shall pay its own expenses of arbitration, and the fees, costs and expenses of the Accounting Firm shall be equally shared between Purchaser and Seller or the Seller Representative, on behalf of Seller and Seller’s equityholders; provided, however, if the Accounting Firm’s determination indicates Purchaser has underreported Net Sales by [***] or more, then Purchaser shall pay all fees, costs and expenses of the Accounting Firm. Any decision rendered by the Accounting Firm shall be final and binding upon the parties. All proceedings conducted by the Accounting Firm shall take place in New York City, New York. Any underpayments of Net Sales Milestone Payments shall be paid by Purchaser within [***] of notification of the results of such inspection, plus interest in accordance with Section 1.07(g) for the period of any delay. Any overpayments of Net Sales Milestone Payments shall be fully creditable by Purchaser against any Net Sales Milestone Payment subsequently payable by Purchaser pursuant to this Agreement.

(f) Efforts Standard. Seller acknowledges and agrees that notwithstanding anything in this Agreement to the contrary, but without limiting any express obligations hereunder (including Purchaser’s obligations under Section 1.05, Section 1.06 and this Section 1.07), (i) subject to the terms and conditions of the Genentech License, including Section 2.2.2 of the Genentech License, upon the Closing, Purchaser shall have the right to own, operate, use, license, develop and otherwise commercialize the Acquired Assets, including the Product, in any way that Purchaser and its Affiliates deem appropriate, in its sole discretion, (ii) Purchaser has no obligation to operate, use, license, develop or otherwise commercialize the Acquired Assets, including the Product, in order to maximize or expedite the Milestone Payments, (iii) Purchaser has the exclusive right to determine the terms and conditions of the development and commercialization of the Product and any and all sales of the Product, including the determination of whether or not to develop or commercialize the Product or the indications for which the Product may be developed or commercialized, (iv) there is no assurance that Purchaser shall achieve any Development and Regulatory Milestone Events or Net Sales Milestone Events, (v) Purchaser has not promised or projected any Development and Regulatory Milestone Events or Net Sales Milestone Events, and Seller has not relied on any statements or information provided by Purchaser with respect to any Development and Regulatory Milestone Events or Net Sales Milestone Event occurring, (vi) Purchaser owes no fiduciary duty to Seller, and Seller hereby expressly waives any fiduciary duty of Purchaser to Seller, and (vii) the parties intend the express provisions of this Agreement to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Entity.

(g) If a Seller or, if after dissolution of Seller, the Seller Representative’s designee, or Purchaser does not receive payment of any sum due to it on or before the due date, simple interest will thereafter accrue on the sum due to such party until the date of payment at the per annum rate of two percentage points over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by applicable Law, whichever is lower.

Section 1.08 Transfer of Assets.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (unless otherwise indicated herein), Seller shall sell, convey, assign, transfer and deliver to Purchaser, and shall cause its Affiliates to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser or its Affiliates shall purchase from Seller or its Affiliates, all of Seller’s and its Affiliates’ right, title and interest in, to and under the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real or personal, in each case, to the extent: (1) owned or controlled by Seller; and (2) used or intended to be used in the Program by Seller or otherwise reasonably necessary or useful to research, develop or commercialize any Product, but in each case excluding the Excluded Assets (collectively, the “Acquired Assets”). Acquired Assets include:

(i) all Seller Owned Proprietary Rights and Seller Licensed Proprietary Rights, including all Intellectual Property identified in this Section 1.08(a)(i) (collectively, the “Transferred Intellectual Property”):

(A) all Patents owned or in-licensed by Seller and used or intended to be used by Seller in the Program, including those identified in Section 1.08(a)(i)(A) of the Seller Disclosure Schedule (the “Transferred Patents”);

(B) all active Trademark registrations and Trademark applications and all material unregistered Trademarks, owned or controlled by Seller and used or intended to be used by Seller in the Program as of the Closing Date, including those identified in Section 1.08(a)(i)(B) of the Seller Disclosure Schedule (the “Transferred Trademarks”);

(C) all active Internet Domain Name Registrations and social media handles, owned or controlled by Seller and used or intended to be used by Seller in the Program as of the Closing Date, including those identified in Section 1.08(a)(i)(C) of the Seller Disclosure Schedule, together with all renewals thereof and all goodwill associated therewith;

(D) all active Copyright registrations owned or controlled by and used or intended to be used by Seller in the Program as of the Closing Date, including those identified in Section 1.08(a)(i)(D) of the Seller Disclosure Schedule, together with all extensions and renewals thereof; and

(E) all Product Formulae and other Know-How owned or controlled by Seller and relating to the Program and used or intended to be used by Seller in the Program;

(ii) all raw materials (including all bulk active pharmaceutical ingredients for the Product), work-in-progress raw materials, components, supplies and other inventories of Product (including items in transit, on consignment, or covered by open purchase orders or in the possession of any third party), Program lead candidates and other Program compounds, clinical supplies, drug substance, assays, and other tangible materials (biological), including Vofatamab (and precursors, including naked monoclonal antibodies), proteins, supplies of antibodies, cells, working and master cells, cell lines, cell banks, polynucleotides, encoding antibodies, and forms, fragments and derivatives of the foregoing, in each case belonging to or controlled by Seller and related to any Product or the Program or the conduct or planned conduct thereof, including those identified in Section 1.08(a)(ii) of the Seller Disclosure Schedule (collectively, the “Transferred Inventory”);

(iii) the Contracts identified in Section 1.08(a)(iii) of the Seller Disclosure Schedule (the “Transferred Contracts”);

(iv) all of Seller’s rights and interests in all licenses, permits, certifications, accreditations, registrations, franchises, authorizations, variances, exemptions, orders, approvals (including NDAs, BLAs, and MAAs, if any), and other governmental authorizations, consents, and clearances from any Governmental Entity (“Permits”) used in or issued for the conduct or operation of the Program, including the Permits identified in Section 1.08(a)(iv) of the Seller Disclosure Schedule (the “Transferred Permits”);

(v) all Regulatory Materials;

(vi) all books and records (or portions of books and records), including laboratory notebooks and other records, pre-clinical studies and clinical trials lists and documentation, files (including patent prosecution files), documents, material correspondence, promotional materials, studies, reports, data (including all pharmacological, pre-clinical, clinical, analytical, quality control and manufacturing data (including batch records and technical reports)) and other printed, written or electronic materials (in all cases, in any form or medium) in Seller’s possession or control as of the Closing Date (“Records”) that relate to, or that arise out of, the conduct of the Program, including copies of Tax Records relating to the Program (the “Transferred Records”);

(vii) all insurance policies and insurance contracts insuring the Product or the Acquired Assets, together with any claim, action or other right thereunder;

(viii) subject to Section 1.08(b)(viii), any refund or credit of Taxes to the extent attributable to any Acquired Asset; and

(ix) all claims, counterclaims, rights to sue, causes of action, credits, rights of recovery and rights of setoff held by Seller and relating to the foregoing, including, but not limited to, for past, present or future infringements of the foregoing and rights of priority and protection of interests therein and to retain any and all amounts therefrom.

(b) Notwithstanding anything to the contrary contained in Section 1.08(a) or elsewhere in this Agreement, the following (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets, and shall remain the property of Seller after the Closing:

(i) all cash and cash equivalents of Seller and any of its Affiliates;

(ii) all Accounts Receivable;

(iii) all attorney-client privileged information relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement;

(iv) all Contracts that are not Transferred Contracts;

(v) all Permits of Seller or any of its Affiliates other than the Transferred Permits;

(vi) all of the following: (A) any Records to the extent related to any Excluded Asset or Excluded Liability, (B) any Tax Records to the extent related to Excluded Tax Liabilities and (C) any Records of Seller or its Affiliates other than the Transferred Records;

(vii) all rights and claims of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller and its Affiliates in respect of any Excluded Asset or any Excluded Liability;

(viii) any refund or credit of Taxes to the extent attributable to any Excluded Tax Liabilities;

(ix) all rights of Seller and its Affiliates under this Agreement, the Other Transaction Documents and the other agreements and instruments executed and delivered in connection with this Agreement;

(x) all land, buildings, improvements and fixtures thereon owned or leased by Seller or any of its Affiliates, and all leases for any of the foregoing;

(xi) all tangible personal property and other fixed assets and interests therein, including all equipment, furnishings, furniture and fixtures, owned or leased by Seller or any of its Affiliates, including the tangible personal property and other fixed assets and interests therein, and any warranty rights applicable to such tangible personal property, fixed assets and equipment; and

(xii) except to the extent identified in Section 1.08(a) of the Seller Disclosure Schedule or as otherwise included in the Acquired Assets, all other assets, properties, goodwill and business of Seller and its Affiliates of whatever kind and description, real or personal, that are not used or intended to be used in the Program.

Section 1.09 Assumed Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, all of the following liabilities, obligations and commitments (“Liabilities”) of Seller and its Affiliates, other than any Excluded Liability (the “Assumed Liabilities”):

(i) all liabilities to the extent arising out of or relating to the Acquired Assets arising after the Closing Date (other than Accounts Payable, accrued expenses, and other current liabilities arising out of or relating to Transferred Inventory that is in transit, on consignment, or covered by open purchase orders on the Closing Date);

(ii) all Liabilities to the extent arising out of or relating to the Transferred Contracts identified in Section 1.08(a)(iii) of the Seller Disclosure Schedule on or after the Closing Date and which do not relate to any failure to perform or other breach, default or violation by Seller on or prior to the Closing Date; and

(iii) all other Liabilities to the extent arising out of or relating to the Acquired Assets after the Closing Date.

(b) Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and its Affiliates. The term “Excluded Liability” means:

(i) all Liabilities to the extent arising out of or related to any Excluded Asset;

(ii) (A) all Taxes of Seller and its Affiliates, or for which Seller or any of its Affiliates is otherwise liable, for any taxable period, including all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign law or regulation; (B) all Taxes arising out of or relating to the Excluded Assets or Excluded Liabilities for any taxable period; (C) all Taxes relating to the Program, the Product or any of the Acquired Assets for any Pre-Closing Tax Period and (D) any employment Taxes (including withholding Taxes) required with respect to any payments made under or contemplated by this Agreement with respect to Purchaser’s purchase of the Acquired Assets, the Program and the Program pursuant to this Agreement (“Excluded Tax Liabilities”);

(iii) all Accounts Payable, accrued expenses and other current liabilities other than the Accounts Payable, accrued expenses and other current liabilities assumed pursuant to Section 1.08(a)(i);

(iv) all Environmental Liabilities arising out of Seller or its Affiliates actions related to the Program prior to the Closing Date;

(v) all Liabilities (including Accounts Payable) for Transferred Inventory that is in transit, on consignment, or covered by open purchase orders on the Closing Date;

(vi) all Liabilities of Seller and its Affiliates relating to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller and its Affiliates, including any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(vii) all Liabilities to the extent arising out of or relating to the conduct or ownership of the Program, or Seller’s use of the Product or the Acquired Assets, in each case, prior to the Closing Date;

(viii) all Liabilities (including any royalties payable or which shall become payable to any person) relating to or arising out of any Contract other than the Transferred Contracts; and

(ix) all other Liabilities of Seller and its Affiliates other than Assumed Liabilities.

Section 1.10 Acknowledgement of Receipt of Transferred Inventory. Purchaser acknowledges that as of the Closing, the Transferred Inventory shall be deemed delivered to Purchaser and title to the Transferred Inventory shall have been transferred to Purchaser and, from and after the Closing, Purchaser shall bear all risk of loss associated with the Transferred Inventory other than as set forth in Section 1.09(a)(i).

Section 1.11 Consents of Third Parties. Notwithstanding anything in this Agreement to the contrary, if any transfer or assignment by Seller or any of its Affiliates to, or any assumption by Purchaser of, any interest in any Acquired Asset requires the consent of a third party, then such transfer, assignment or assumption shall be made subject to such consent being obtained. If any such consent is not obtained prior to the Closing, Seller, its Affiliates and Purchaser shall cooperate (each at their own expense) in any lawful arrangement reasonably proposed by Purchaser under which Purchaser shall obtain Seller or its Affiliates’ economic claims, rights and benefits under the asset (including any Contract or Permit) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Agreement. Such arrangement may include (a) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller and its Affiliates against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party and (b) the enforcement by Seller or its Affiliates of such rights.

Section 1.12 Refunds and Remittances.

(a) Received by Seller or its Affiliates. After the Closing, if Seller or any of its Affiliates receives (i) any refund or other amount which is an Acquired Asset or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Purchaser is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, Seller promptly shall remit, or shall cause to be remitted, such amount to Purchaser.

(b) Received by Purchaser or its Affiliates. After the Closing, if Purchaser or any of its Affiliates receives (i) any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to Seller or any of its Affiliates in accordance with the terms of this Agreement, or (ii) any refund or other amount which is related to claims or other matters for which Seller is responsible hereunder, and which amount is not an Acquired Asset, or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to Seller, or, if after dissolution of Seller, the Seller Representative’s designee.

Section 1.13 Further Assurances; Inadvertent Transfers of Assets.

(a) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, at any party’s request and, subject to Section 5.09, at Purchaser’s sole cost and expense, each party shall take such further action (including the execution and delivery to the other party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as another party may reasonably request as shall be reasonably deemed necessary to transfer, convey and assign to Purchaser all of the Acquired Assets and to confirm Purchaser’s assumption of the Assumed Liabilities.

(b) Without limiting the provisions of Section 1.13(a), to the extent that either Purchaser or Seller discovers any additional assets or properties, including any Intellectual Property, which should have been transferred or assigned to Purchaser as Acquired Assets but were not so transferred or assigned, Purchaser and Seller shall cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property to Purchaser. Without limiting the provisions of Section 1.13(a), to the extent that either Purchaser or Seller discovers any assets or properties, including any Intellectual Property, which is an Excluded Asset but which was inadvertently transferred or assigned to Purchaser, Purchaser and Seller shall cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property back to Seller.

Section 1.14 Purchase Price Allocation. Purchaser shall prepare a draft allocation statement allocating the Purchase Price, Assumed Liabilities and all other relevant items in a manner consistent with applicable law. Purchaser shall deliver allocation statement to Seller no later than [***] after the Closing for Seller’s approval, which shall not be unreasonably withheld, conditioned or delayed. Purchaser and Seller shall work in good faith to resolve any disputes relating to the allocation statement and, if Purchaser and Seller are unable to resolve any such dispute within [***] following Purchaser’s delivery of the draft allocation statement to Seller, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to Purchaser and Seller the costs of which shall be borne equally by Purchaser and Seller. Each of Purchaser and Seller shall timely file all documents required by applicable law in accordance with such allocation statement, as finally determined, and shall file all other Tax Returns in a manner consistent with such draft allocation schedule, as finally determined. Neither Purchaser nor Seller (nor any Affiliate thereof) shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with such final allocation statement unless otherwise required by applicable law, provided that Seller acknowledge that Purchaser and its Affiliates may use a different methodology for financial reporting purposes. If the Purchase Price is adjusted pursuant to Article VII, the purchase price allocation shall be adjusted as mutually agreed by Purchaser and Seller, working in good faith.

Section 1.15 No Rights as Stockholder; Adjustments.

(a) Until the closing of the Equity Issuance or the issuance of Purchaser Common Shares pursuant to Section 1.05(a)(i)(A), as applicable, Seller shall not have or exercise any rights by virtue hereof as a stockholder of the Purchaser.

(b) If, prior to the closing of the Equity Issuance or issuance of Purchaser Common Shares pursuant to Section 1.05(a)(i)(A), as applicable, any outstanding shares of Purchaser Common Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, the number of shares of Purchaser Common Shares to be issued pursuant to the Equity Issuance or the issuance of Purchaser Common Shares pursuant to Section 1.05(a)(i)(A), as applicable, shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide Seller with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change.

ARTICLE II

CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place immediately after the execution of this Agreement through the execution and exchange, via .pdf copies of originally signed documents, of the documents and agreements contemplated herein on the date hereof. The date of the Closing is herein referred to as the “Closing Date.”

(a) At the Closing, Purchaser shall deliver to Seller:

(i) by wire transfer to a bank account designated in writing by Seller at least [***] prior to the Closing Date in Dollars, immediately available funds in an amount equal to the Signing Fee First Tranche;

(ii) an executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;

(iii) an executed counterpart of the Patent Assignment Agreement; and

(iv) the Purchaser Certificate.

(b) At the Closing, Seller shall deliver to Purchaser:

(i) an executed counterpart of the Bill of Sale and Assignment and Assumption Agreement;

(ii) an executed counterpart of the Patent Assignment Agreement;

(iii) an executed copy of the BC Therapeutics Termination Agreement;

(iv) the third party consents set forth on Section 2.01(b)(iv) of the Seller Disclosure Schedule; and

(v) the Seller Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule attached hereto (the disclosures in each section of which qualify the specifically identified Sections or subsections of this Article III to which such disclosure schedule relates and any other Sections or subsections of this Article III to which it is reasonably apparent from the face of such disclosure that such disclosure relates) (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Purchaser as follows upon the execution of this Agreement:

Section 3.01 Authority. Seller and each of its Affiliates that is transferring Acquired Assets to Purchaser hereunder is a legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization. Seller has all requisite corporate power and authority to enter into this Agreement, and Seller and each of its Affiliates has all requisite corporate power and authority to enter into the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller and each of its Affiliates to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and the Other Transaction Documents on the Closing Date shall be duly executed and delivered by Seller or its Affiliates, as applicable, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents shall constitute, a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.

Section 3.02 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Other Transaction Documents by Seller and its Affiliates specified to be parties thereto shall not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms and conditions hereof and thereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any liens, claims, encumbrances, security interests, licenses, covenants not to use, options, charges or restrictions of any kind (“Liens”) (other than Permitted Liens) upon the Program, the Product or any of the Acquired Assets under, any provision of (i) the certificate of incorporation or by-laws (or the comparable governing instruments) of Seller or any of its Affiliates, (ii) any Transferred Contract, or (iii) any judgment, order or decree, or, subject to the matters referred to in clauses (i) and (ii) of paragraph (b) below, Applicable Laws applicable to Seller or any of its Affiliates or the Acquired Assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Seller has obtained the requisite approval of its stockholders to consummate the transactions contemplated by this Agreement and the Other Transaction Documents.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or any of its Affiliates in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than (i) those that may be required solely by reason of Purchaser’s or any Affiliate of Purchaser’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents and (ii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to be material to the Program.

Section 3.03 Good and Valid Title.

(a) Seller and its Affiliates have, or as of the Closing Date shall have, good and valid title to all Acquired Assets, in each case free and clear of all Liens, except (i) such as are set forth in Section 3.03 of the Seller Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or any of its Affiliates or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, in each case entered into in the ordinary course of business and which are not, individually or in the aggregate, material to the Acquired Assets, the Product or the Program, (iv) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty, (v) Liens arising under research subject to Title 35 Sections 200-204 of the United States Code, and (vi) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the Acquired Assets to which they relate (the Liens described in clauses (i) through (vi) above are hereinafter referred to collectively as “Permitted Liens”).

(b) At the Closing, Seller shall convey to Purchaser, and Purchaser shall have, good and valid title to all Acquired Assets, free and clear of all Liens (other than Permitted Liens).

Section 3.04 Financial Statements. Seller has separately delivered to Purchaser Seller’s audited consolidated balance sheets as of December 31, 2017 and December 31, 2018, and the related consolidated statement of operations, shareholders’ equity and cash flows for the respective fiscal years then ended, together with the notes thereto. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) each presents fairly in all material respects the financial condition and results of operations and cash flows of Seller as of and for the periods referred to therein, and has been prepared in accordance with GAAP consistently applied on a consistent basis through the periods indicated.

Section 3.05 Transferred Permits. As of the Closing Date, Seller and its Affiliates are in possession of all Permits necessary to permit them to conduct the Program as presently conducted or presently proposed to be conducted by Seller, and all Transferred Permits are validly held by Seller or its Affiliates and in full force and effect. Seller and all of its Affiliates transferring Acquired Assets to Purchaser hereunder have complied with all terms and conditions thereof, except for any such invalidity or non-compliance which is not, individually or in the aggregate, material to the Acquired Assets, the Product or the Program. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Transferred Permit. During the past [***], none of Seller or its Affiliates has received written notice of any pending or threatened claim, suit, action, proceeding, hearing, enforcement, audit, investigation, arbitration, or other action from the FDA or Governmental Entity relating to the revocation or modification of any Transferred Permit the loss of which, individually or in the aggregate, would be material to the Acquired Assets, the Product or the Program, and to the knowledge of Seller, no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any Transferred Permit. Except as set forth on Section 3.05 of the Seller Disclosure Schedule, no consent or approval is required in connection with any Transferred Permit prior to or in connection with effecting the transaction contemplated in this Agreement. All applications that are required to have been filed for the renewal or upkeep of any Transferred Permit has been duly filed on a timely basis, or with appropriate extensions, each with the appropriate Governmental Entity and all fees or other amounts required to be paid in connection therewith have been paid to the appropriate Governmental Entity.

Section 3.06 Intellectual Property.

(a) Section 3.06(a) of the Seller Disclosure Schedule sets forth a complete and correct list of all (i) issued and pending Patents, (ii) active Trademark registrations and applications for registration of any Trademarks, (iii) material unregistered Trademarks, (iv) active Internet Domain Name Registrations and social media handles and (v) active registered Copyrights, in each case (i) – (v) that are included in the Transferred Intellectual Property, and specifies as to each such item, the current owner(s) (including any co-owner) thereof (and, if the owner is not Seller or any of its Affiliates, the corresponding license agreement pursuant to which Seller and/or any of its Affiliates have the right to use such Intellectual Property), the jurisdiction of each application and/or registration or issuance, the issuance, serial, application and/or registration number, the date of issuance, application or registration, and the status of issuance, application or registration (collectively, the “Scheduled Intellectual Property”). The Transferred Patents within the Seller Owned Proprietary Rights, and to the knowledge of Seller, the Transferred Patents within Seller Licensed Proprietary Rights are, as of the Closing Date; (A) not invalid or unenforceable, are subsisting and are in full force and effect and, as applicable, have been filed in accordance with all Applicable laws in their respective jurisdictions, (B) are not the subject of any current opposition, cancellation, interference, reissue, reexamination or other similar proceeding, (C) solely with respect to the Seller Owned Proprietary Rights, are owned, held and recorded solely in the name of Seller or its Affiliate as record and beneficial owner and (D) have been prosecuted in compliance with all formal legal and other regulatory requirements and all required actions and payments have been taken or made prior to any final deadlines (including, as applicable, with respect to the payment of filing, examination and maintenance fees, proofs of working or use, disclosure requirements, timely post- registration filing of affidavits of use and incontestability and renewal applications) and no filings, responses or other actions are required to be taken, and no renewal, maintenance or other fees are due, during the ninety (90) day period following the Closing Date.

(b) Either Seller or one of its Affiliates solely and exclusively owns all right, title and interest in and to, or possesses a valid and enforceable right to use pursuant to a written license agreement set forth in Section 3.06(b) of the Seller Disclosure Schedule, the Seller Owned Proprietary Rights, and to the knowledge of Seller, Seller Licensed Proprietary Rights, free and clear of all Liens (other than Permitted Liens), including any restrictions, limitations and obligations (including any royalty payment or other obligations or contractual limitations (other than pursuant to the terms of any agreement set forth in Section 3.06(b) of the Seller Disclosure Schedule)), and the consummation of the transactions contemplated hereby shall not conflict with, alter or impair any such rights of Seller and/or its Affiliate in or to any of the Transferred Intellectual Property and the Transferred Intellectual Property shall be solely and exclusively owned or available for use by Purchaser immediately after the Closing on terms and conditions identical to those under which Seller or any of its Affiliates owned and/or used the Transferred Intellectual Property immediately prior to the Closing. No Seller Owned Proprietary Rights, and to the knowledge of Seller, no Seller Licensed Proprietary Rights are subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling, or any Contract, restricting or otherwise limiting the use, ownership, validity, enforceability, disposition or exploitation thereof, other than pursuant to the terms of any agreement set forth in Section 3.06(b) of the Seller Disclosure Schedule. To the knowledge of Seller the Transferred Intellectual Property constitutes all Intellectual Property necessary for the exercise of the Covered Product Rights, in the conduct of the Program, as presently conducted or presently proposed to be conducted by or on behalf of Seller, without taking into account the safe harbor under 35 USC § 271(e)(1) or any foreign equivalents. To the knowledge of Seller the use of the Transferred Intellectual Property as used or proposed to be used by Seller as of the Closing Date and the exercise of such Covered Product Rights as used or proposed to be used by Seller in the Program as of the Closing Date, does not violate the rights of any other person. Except as set forth in Section 3.06(b) of the Seller Disclosure Schedule, to the knowledge of Seller, no other person has, any right, title or interest in or to any Transferred Intellectual Property that would restrict the exercise of any Covered Product Rights in the conduct of the Program as presently conducted or presently proposed to be conducted by Seller.

(c) No academic institution, research center or Governmental Entity (or any person working for or on behalf of any of the foregoing) or any other person (other than Seller and/or any of its Affiliates) has, or shall be entitled to have, any right, title or interest (including any “march in” or co-ownership rights) in the Transferred Intellectual Property (including any claim or option to any of the foregoing). Except as set forth in Section 3.06(c) of the Seller Disclosure Schedule, no funding, Intellectual Property, facilities, personnel or other resources of any Governmental Entity or university or other academic institution or research center or of any other person has been used in connection with the conception, invention, reduction to practice, development or other creation of any Transferred Intellectual Property. Except as set forth in Section 3.06(c) of the Seller

Disclosure Schedule, neither Seller nor any of its Affiliates has granted any license (including any sublicense), option, assignment or other agreement (including any covenants not to sue) or any other right, title or interest with respect to any Transferred Intellectual Property or any other Intellectual Property relating to the Product.

(d) To the knowledge of Seller, the conduct of the Program as presently conducted or presently proposed to be conducted by Seller, including in connection with the development, manufacture and other exploitation of the Product and the exercise of any other Covered Product Rights, has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any other person. Neither Seller nor any of its Affiliates has received any written charge, complaint, claim, demand, communication or other notice, or is or has been a party to any lawsuit, claim, action or proceeding, where any person has (i) alleged, with respect to the Product (including with respect to the exercise of any Covered Product Rights), that Seller or any of its Affiliates has infringed, misappropriated or otherwise violated, or shall violate through the exploitation of the Product or otherwise by the conduct of the Program, any Intellectual Property rights of any other person (including pursuant to any notice or demand that Seller or any of its Affiliates must license or refrain from using any Intellectual Property of any other person), or (ii) challenged the validity, use, ownership, enforceability or registrability of, or has claimed any right, title or interest in or to, any Transferred Intellectual Property, and, with respect to each of clauses (i) and (ii), to the knowledge of Seller, no such claim has been asserted or threatened, and there is no reasonable basis for any such claim. To the knowledge of Seller, no person has infringed or misappropriated any Transferred Intellectual Property.

(e) Seller and its Affiliates have taken commercially reasonable steps to protect and maintain all Transferred Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information therein. Seller and each of its Affiliates require each of their current and former employees, consultants and independent contractors performing any work in relation to the Program to enter into valid and enforceable agreements with Seller or such Affiliate pursuant to which such person agrees and is bound to maintain and protect the confidential information of Seller and its Affiliates and assigns to Seller or such Affiliate all Intellectual Property authored, developed or otherwise created by such person in the course of such person’s employment or other engagement with Seller or any of its Affiliates, all in accordance with all Applicable Laws, and has used commercially reasonable efforts to obligate and ensure that any entity conducting any research, development or other activities on behalf of Seller or its Affiliates does the same, subject to customary and appropriate exceptions related to the generally applicable background Intellectual Property of service providers engaged by or on behalf of Seller or any of its Affiliates in connection with the Program. To the knowledge of Seller, no current or former employee consultant or independent contractor is in violation of any term of any such agreement.

(f) The inventors listed in any Transferred Patent within Seller Owned Proprietary Rights are the sole inventors of the inventions claimed in such Patents, including as the term “inventor” is defined and interpreted under United States patent law or patent laws of other relevant jurisdictions. All inventors of any inventions claimed or covered by any Transferred Patent within Seller Owned Proprietary Rights have each assigned such person’s entire right, title and interest in and to any and all intellectual property rights in and to such inventions and all other related Intellectual Property to Seller or its Affiliate, or, if Seller or its Affiliate acquired any such Patents or other Intellectual Property, then to, to the knowledge of the Seller, the person who employed or otherwise engaged such inventor, and such person has assigned the same to Seller or its Affiliate. Seller has not received any written notice of any inventorship challenge, interference, invalidity or unenforceability with respect to any Transferred Patents included in Seller Owned Proprietary Rights, and to it knowledge, there have been no claims have been asserted challenging the inventorship of any of the Transferred Patents.

Section 3.07 Privacy and Data Security.

(a) Seller and its Affiliates are and have been in material compliance with (i) all applicable Privacy and Information Security Laws (including in connection with any clinical trials conducted with respect to the Product), (ii) applicable contractual obligations governing the privacy and security of Personal Data, and (iii) all current internal and public-facing privacy, data handling and/or security policies and other related public policies, programs and other notices of Seller or any of its Affiliates relating to the collection, use, storage, retention, disclosure, transfer, disposal or other processing of Personal Data (the “Seller Privacy Policy(ies)”), in each case to the extent applicable to the Product, Program or the Acquired Assets. True and correct copies of all such Seller Privacy Policies have been made available to Purchaser. Each Seller Privacy Policy has at all times included all information and made all disclosures to users or customers reasonably required by Privacy and Information Security Laws, and none of such disclosures made or contained in any Seller Privacy Policy has been inaccurate, misleading or deceptive or in material violation of applicable Privacy and Information Security Laws. There has been no unauthorized access to, disclosure of, appropriation of and/or any other misuse of any Personal Data in the control of Seller, nor has there been any breach in security of information systems used by the Seller or its Affiliates to store or otherwise process any Personal Data. Neither Seller nor any Affiliate has received any written complaints, notices, audits, proceedings, investigations or claims conducted or asserted by any other person (including any Governmental Entity) regarding any collection or use of Personal Data by or on behalf of Seller or any of its Affiliates in connection with the Product or conduct of the Program (including in connection with any clinical trials conducted with respect to the Product), nor alleging violation of Privacy and Information Security Laws, and to the knowledge of Seller, no such claim has been threatened or is currently pending. Seller and its Affiliates have at all times taken commercially reasonable steps (including implementing and monitoring compliance with commercially reasonable and industry standard measures with respect to technical and physical security) designed to protect Personal Data against loss and against unauthorized access, use, modification, disclosure or other misuse.

(b) The transfer of Personal Data from Seller to Purchaser in connection with the Acquisition will not violate applicable Privacy and Information Security Laws or Seller Privacy Policies.

(c) Seller and its Affiliates have established and are in compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Personal Data; and (ii) is designed to protect against unauthorized access to Seller IT Systems, Personal Data and the systems of any third party service providers that have access to Personal Data. Seller and its Affiliates have taken commercially reasonable precautions to preserve the availability, security and integrity of Seller IT Systems and to monitor and control the security of its data and information (including without limitation Personal Data), and neither Seller nor its Affiliates has experienced any material breach of security or unauthorized access of Seller IT Systems or the data or information stored on Seller IT Systems. Seller IT Systems do not contain any viruses or material vulnerabilities that reasonably would be expected to enable any person to access without authorization Seller IT Systems or any data or information in Seller IT Systems.

Section 3.08 Taxes.

(a) Seller has timely filed all material Tax Returns that are required to be filed with respect to the Program, the Product and the Acquired Assets, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes due and payable by Seller with respect to the Program, the Product and the Acquired Assets, whether or not shown or required to be shown on any Tax Return, have been timely paid and no Taxes are delinquent.

(c) Except as set forth in Section 3.08(c) of the Seller Disclosure Schedule, there are no Liens for Taxes upon any of the Program, the Product or any of the Acquired Assets.

(d) Seller has not waived any statute of limitations in respect of Taxes with respect to the Program, the Product and the Acquired Assets, nor agreed to nor is subject to any extension of time with respect to a Tax deficiency or assessment with respect to the Program, the Product and the Acquired Assets.

(e) No deficiency for any amount of Tax has been asserted, written or orally, or assessed by a Governmental Entity against Seller with respect to the Program, the Product or any of the Acquired Assets, and Seller does not reasonably expect that any such assertion or assessment of Tax Liability shall be made.

(f) There is no action, suit, proceeding or audit or any written notice of inquiry of any of the foregoing pending against or with respect to Seller regarding Taxes with respect to the Program, the Product and the Acquired Assets.

(g) None of the Acquired Assets is subject to any “Section 467 rental agreement” within the meaning of Section 467(d) of the Code or Treasury Regulations Section 1.467-1(c).

(h) With respect to the Program, the Product or any of the Acquired Assets, Seller shall not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Code Sections 455 or 456, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34, 2004-33 I.R.B. 991) received on or prior to the Closing Date; (vii) election made under Code Section 108(i) prior to the Closing; or (viii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Seller with respect to the Program, the Product and the Acquired Assets from any Tax period ending on or before the Closing Date to any Tax period ending after such date.

(i) At all times since inception, Seller has properly been treated as “C corporation” for U.S. federal income tax purposes.

Section 3.09 Wind-Down of Clinical Trials; Compassionate Use. Except as set forth in Section 3.09 of the Seller Disclosure Schedule, as of the Closing Date, Seller and its Affiliates (i) have secured the termination or completion of all Clinical Trials being conducted with respect to the Product or the Program, (ii) have ensured that all requisite notices have been provided and all obligations have been fulfilled that are necessary to terminate all such Clinical Trials to the third-parties, including Governmental Entities, participating in or with oversight over such Clinical Trials, and (iii) are under no obligation to provide the Product or any other product in connection with the Program for use in any expanded access program in the U.S. or in any foreign jurisdiction, including under a compassionate use, Right to Try or named patient access program. [***].

Section 3.10 Contracts.

(a) Section 3.10(a) of the Seller Disclosure Schedule sets forth each Transferred Contract that is or contains:

(i) a covenant by Seller or its Affiliate not to compete or other covenant restricting the research, development, product design, manufacturing, production, distribution, marketing, sale, commercialization or other similar activities relating to the Product that materially impairs such activities as the Program is currently conducted;

(ii) (A) a continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice) or (B) a management, service, consulting or other similar type of Contract (other than contracts for services in the ordinary course of business), in any such case which has an aggregate future liability to any person in excess of $25,000 and is not terminable by Seller or its Affiliates, as applicable, by notice of not more than thirty (30) days for a cost of less than $25,000;

(iii) any (A) Contract pursuant to which (i) Seller or any of its Affiliates is granted by any other person, or grants to any other person, any license or other right to use, or a covenant not to sue with respect to, or assigns to any person, or is assigned by any person, any Intellectual Property that relates to the Product (including the exercise of any Covered Product Rights), or otherwise to the Program (other than shrink wrap agreements for off-the-shelf software with a replacement cost and/or annual license fees of less than $25,000), or (ii) any research or development activities are conducted with respect to the Product or any Transferred Intellectual Property and (B) any other agreement (including any option) relating in whole or in part to any Transferred Intellectual Property;

(iv) any arrangement, agreement or other Contract with any academic institution, research center or Governmental Entity (or any person working for or on behalf of any of the foregoing) that relates to the Product, the Program or any Acquired Asset, including the development or other creation of any Transferred Intellectual Property; or

(v) any other agreement, contract, lease, license, commitment or instrument to which Seller or its Affiliate is a party and by or to which the Program, the Product or any of the Acquired Assets is bound or subject which has an aggregate future liability to any person in excess of $25,000 and is not terminable by Seller or its Affiliate, as applicable, by notice of not more than thirty (30) days for a cost of less than $25,000.

(b) Except as set forth in Section 3.10(b) of the Seller Disclosure Schedule, each Transferred Contract is valid, binding and in full force and effect and, to the knowledge of Seller, is enforceable by Seller or its applicable Affiliate in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. Each of Seller and its Affiliates has performed in all material respects all obligations required to be performed by it under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder

(c) Seller has made available to Purchaser accurate and complete copies of all Contracts to which Seller or any of its Affiliates is a party that are necessary for the conduct of the Program in the manner in which it is currently being conducted by the Seller.

Section 3.11 Litigation. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, there are no legal, administrative, arbitral or other suits, claims, actions, inquiries, proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates, in each case relating to any Acquired Asset, the Product or the Program, and which (a) involve an uninsured claim of, or which involve an uninsured unspecified amount which would reasonably be expected to result in a Liability of, more than $50,000, (b) seek any injunctive relief or (c) seek any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, none of Seller or any of its Affiliates is a party or subject to any judgment, order, injunction or decree of any Governmental Entity, in each case relating to the Acquired Assets, the Product or the Program.

Section 3.12 Compliance with Applicable Laws. Seller and its Affiliates are, and since January 1, 2016, have been, in material compliance with all applicable federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, order, regulation, ruling, notice, treaty or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, and any other provisions having the force or effect of law (“Applicable Laws”), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010 and similar laws of any applicable jurisdiction (“Anti- Bribery Laws”). None of Seller or any of its Affiliates has received during the three (3) years prior to the date hereof any notice, order, complaint or any other written communication from a Governmental Entity that alleges that Seller or any of its Affiliates is in material violation of any Applicable Laws (including any Anti-Bribery Laws).

Section 3.13 Environmental Matters.(a) Seller and its Affiliates (in each case to the extent related to the Program or the Acquired Assets), the Program and the Acquired Assets are and have for the past three (3) years been in compliance in all material respects with all Environmental Laws, (b) none of Seller or any of its Affiliate has received any notice, report or other information that alleges that Seller or any of its Affiliate (in connection with the conduct of the Program or relating to the Acquired Assets), the Program or any Acquired Asset has any material Liability under or is in violation in any material respect of any Environmental Laws, (c) there are no pending or, to the knowledge of Seller, threatened lawsuits, actions, arbitrations, claims, complaints or other proceedings against Seller or any of its Affiliates (in connection with the conduct of the Program or relating to the Acquired Assets), the Program or any Acquired Asset relating to non-compliance with or Liability under Environmental Laws, (d) Seller and its Affiliates (in each case to the extent related to the Program or the Acquired Assets), the Program and the Acquired Assets have not (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any person to any Hazardous Materials, or owned or operated any property or facility which is or has been contaminated by any Hazardous Materials, or (ii) designed, manufactured, sold, marketed, installed, repaired or distributed any products or other items containing asbestos or any other Hazardous Materials, in each case of (i) and (ii) so as to give rise to any current or future material Environmental Liabilities, and (e) Seller has provided to Purchaser copies of all environmental audits, reports, assessments and other material environmental documents relating to the Program or the Acquired Assets that are in the possession, custody or control of Seller.

Section 3.14 Liabilities. Except as set forth on Section 3.14 of the Seller Disclosure Schedule, there are no current Liabilities related to the Acquired Assets or Program.

Section 3.15 Regulatory Matters.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all Regulatory Authorizations from the FDA, EMA and all other Regulatory Authorities held by Seller or its Affiliates relating to the Product and/or used in the Program, and there are no other Regulatory Authorizations required for the Product in connection with the conduct of the Program as currently conducted. Other than as set forth in Section 3.09, all such Regulatory Authorizations are (i) in full force and effect, (ii) validly registered and on file with applicable Regulatory Authorities, (iii) in compliance with all formal filing and maintenance requirements, and (iv) in good standing, valid and enforceable. Seller and its Affiliates have filed all required notices and responses to notices, supplemental applications, reports (including all adverse event/experience reports) and other information with the FDA, EMA and all other applicable Regulatory Authorities, and all such information is accurate and complete in all material respects.

(b) Seller and its Affiliates do not have any Contract with any third party to develop, promote or market the Product or that otherwise grants such third party any license to develop, manufacture, supply, distribute, market, commercialize, sell, offer, import or otherwise commercialize the Product.

(c) (i) The Product and any other product that is or has been researched, developed, manufactured, processed, stored, labeled, supplied, promoted, tested, imported, exported, distributed, marketed, licensed, sold or otherwise commercialized in connection with the Program by or on behalf of Seller or any of its Affiliates is in compliance in all material respects with all applicable Health Laws, (ii) none of Seller or any of its Affiliates has received any written notice or other communication from any Regulatory Authority (A) withdrawing or placing the Product on “clinical hold” or requiring the termination, delay, suspension or investigation of any pre-clinical studies or clinical trials of the Product or (B) alleging any violation of any Health Law and (iii) there are no investigations, suits, claims, actions or proceedings against or affecting the Program, the Product or any of the Acquired Assets, Seller or any of its Affiliates relating to or arising under (A) Health Laws or (B) any Applicable Laws relating to government health care programs, private health care plans or the privacy and confidentiality of patient health information. Neither Seller nor any of its Affiliates, has, or has ever, entered into any agreement or settlement with any Governmental Entity with respect to noncompliance with, or violation of, any Health Law. Seller has made available to Purchaser complete and correct copies of all Regulatory Materials, Regulatory Authorizations and regulatory dossiers relating thereto, all serious adverse event reports, periodic adverse event reports and other pharmacovigilance reports and data, and all other Regulatory Authority communications, documents and other information submitted by Seller or its Affiliates to or received by Seller or its Affiliates from the FDA, the EMA or any other Regulatory Authority, including meeting minutes, annual reports, inspection reports, notices of adverse findings, warning letters, untitled letters and similar documents, relating to Seller or any of its Affiliates, the conduct of the Program or the Product.

(d) All pre-clinical studies and clinical trials conducted or being conducted with respect to the Product or the Program by or at the direction of (including any sponsored by) Seller or any of its Affiliates have been and are being conducted in material compliance with all Applicable Laws, including the applicable requirements of Good Laboratory

Practices and Good Clinical Practices and applicable regulations and guidances that relate to the proper conduct of clinical studies and requirements relating to the protection of human subjects (including “Informed Consent” as such term is defined under Applicable Laws in the United States and equivalent Applicable Laws in other jurisdictions), including material compliance with applicable Privacy and Information Security Laws and Health Laws. Neither Seller nor any of its Affiliates have received any notifications or other communications from any institutional review board (IRB), ethics committee or safety monitoring committee raising any issues, including from any Regulatory Authority in any jurisdiction requiring the termination delay, suspension or investigation of any clinical trials conducted by, or on behalf of, Seller or any of its Affiliates, or in which Seller or any of its Affiliates have participated and, to knowledge of Seller, no such action has been threatened. Further, no clinical investigator, researcher, or clinical staff participating in any clinical trial conducted by, or on behalf of, Seller or any of its Affiliates, or in which Seller or any of its Affiliates have participated, has been disqualified from participating in studies involving the Product, and to the knowledge of Seller, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending. Accurate and complete copies of all material scientific, pre-clinical and clinical data of Seller or any of its Affiliates with respect to the Product or the Program have been made available to Purchaser.

(e) Any manufacture of the Product, including any clinical supplies used in any clinical trials, by or on behalf of Seller and any of its Affiliates has been conducted in material compliance with the applicable specifications and requirements of current Good Manufacturing Practices and all other Applicable Laws. No manufacturing site used for the manufacture of the Product is subject to a Regulatory Authority shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Regulatory Authority alleging or asserting noncompliance with any Applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Regulatory Authority, and to the knowledge of Seller, neither the FDA or any other Regulatory Authority is considering such action. To the knowledge of Seller, no Product has been adulterated or misbranded.

(f) Neither Seller nor any of its Affiliates, nor any representative of Seller or any of its Affiliates, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority, failed to disclose a material fact required to be disclosed to any Regulatory Authority or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement, including with respect to any scientific data or information, that, at the time such disclosure was made or failure to disclose occurred, would reasonably be expected to provide a basis for any Regulatory Authority or any other Governmental Entity to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or any similar policy. Neither Seller nor any of its Affiliates, nor any of Seller’s or its Affiliates’ current or former directors, officers, employees, representatives or independent contractors: (i), has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Applicable Laws or authorized by 21 U.S.C. § 335a(b) or any similar Applicable Laws;(ii) are, or have ever been, convicted of, charged with or investigated for any material violation of any Health Law; (iii) have been convicted of, charged with, or investigated for any violation of a federal health care program-related material offense or Applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; (iv) are, or have ever been debarred, excluded, or suspended from participation, or otherwise been deemed ineligible to participate, in any health care programs of any Governmental Entity, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including, without limitation, (A) debarment under 21 U.S.C. § 335a or any similar law (B) exclusion under 42 U.S.C. § 1320a-7 or any similar law or regulation; or (C) exclusion under 48 CFR Subpart §9.4, the System for Award Management Nonprocurement Common Rule; and (v) have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances. No debarment or exclusionary claims, actions, proceedings or investigations are pending or, to the knowledge of Seller, threatened against Seller or any of its Affiliates, or any of their respective representatives.

(g) Neither Seller nor any of its Affiliates is or ever has been (i) subject to any enforcement, regulatory or administrative proceedings against or affecting Seller or any of its Affiliates relating to or arising under any Health Laws and no such enforcement, regulatory or administrative proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity.

Section 3.16 Disclosures. Seller has not intentionally failed to furnish Purchaser with any information requested by Purchaser, or intentionally concealed from Purchaser any information in its possession, including information relating to the Program or the Acquired Assets, in each case, that Seller reasonably believes would be material to Purchaser’s decision to enter into this Agreement and undertake the commitments and obligations set forth herein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 4.01 Authority. Purchaser is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and the Other Transaction Documents on the Closing Date shall be duly executed by Purchaser, and upon the due authorization, execution and delivery by each other party to the Other Transaction Documents, shall constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles, except, in each case, as would not have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

Section 4.02 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of each Other Transaction Document to which it is, or is specified to be, a party shall not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser under, any provision of (i) its certificate and articles of amendment or by-laws, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound or (iii) any judgment, order, or decree, or, subject to the matters referred to in paragraph (b) below, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets, except, in the case of clauses (ii) and (iii), as would not have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

(b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, other than those that may be required solely by reason of Seller’s or any of its Affiliates’ (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents and those the failure of which to obtain or make would not have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

Section 4.03 Actions and Proceedings. There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity against Purchaser, (b) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental Entity which are pending or, to the knowledge of Purchaser, threatened against Purchaser, except, in each case, as would not have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

Section 4.04 Purchaser Capitalization. The authorized capital of Purchaser consists of:

(a) an unlimited number of Common Shares in the capital of Purchaser, issuable in series, of which an unlimited number are designated as Voting Common Shares and an unlimited number are designated as Non-Voting Common Shares, of which [***] Voting Common Shares and [***] Non-Voting Common Shares are issued and outstanding. All of the outstanding Common Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities laws. The rights, privileges and preferences of the Common Shares are as stated in the Articles of Amendment and as provided by the Canada Business Corporations Act.

(b) 62,918,661 Class A Preferred Shares in the capital of Purchaser (“Class A Preferred Shares”), 42,918,661 of which are issued and outstanding. The rights, privileges and preferences of the Class A Preferred Shares are as stated in the Articles of Amendment and as provided by the Canada Business Corporations Act.

(c) 20,000,000 Class A Special Voting Shares in the capital of Purchaser (“Class A Special Voting Shares”), 20,000,000 of which are issued and outstanding. The rights, privileges and preferences of the Class A Special Voting Shares are as stated in the Articles of Amendment and as provided by the Canada Business Corporations Act.

(d) 86,486,463 Class B Preferred Shares in the capital of Purchaser (“Class B Preferred Shares”), 36,806,046 of which are issued and outstanding. The rights, privileges and preferences of the Class B Preferred Shares are as stated in the Articles of Amendment and as provided by the Canada Business Corporations Act.

(e) 9,747,987 Class B Special Voting Shares in the capital of Purchaser (“Class B Special Voting Shares”), 4,437,189 of which are issued and outstanding. The rights, privileges and preferences of the Class B Special Voting Shares are as stated in the Articles of Amendment and as provided by the Canada Business Corporations Act.

(f) The Company has reserved 28,183,624 Common Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its Equity Incentive Plan duly adopted by the Board of Directors and approved by the Company shareholders (the “Equity Plan”). Of such reserved Common Shares, 19,397,317 options to purchase shares have been allocated, and 8,786,307 Common Shares remain available for issuance to officers, directors, employees and consultants pursuant to the Equity Plan.

(g) Outstanding warrants to purchase an aggregate of up to 3,126,391 Class B Preferred Shares.

(h) Outstanding warrants to purchase an aggregate of up to 873,609 Class B Special Voting Shares.

Section 4.05 Subsidiary Capitalization. The authorized capital of Fusion Pharmaceuticals (Ireland) Limited, a private company limited by shares governed by the laws of the Republic of Ireland and a subsidiary of the Purchaser (the “Subsidiary”) consists of:

(a) 50,000,000 Ordinary Shares of CAD$0.10 each (the “Ordinary Shares”) and 29,747,888 A Ordinary Shares of USD$0.00001 each (the “A Ordinary Shares” and together with the Ordinary Shares, the “Subsidiary Ordinary Shares”), of which [***] Ordinary Shares and [***] A Ordinary Shares are issued and outstanding. All of the issued Subsidiary Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities laws. The rights, privileges and preferences of the Common Shares are as stated in the constitution of the Subsidiary as may be amended from time to time (the “Constitution”) and otherwise as provided by and in accordance with applicable Irish law.

(b) 20,000,000 Class A Preferred Exchangeable Shares, 20,000,000 of which are issued and outstanding. The rights, privileges and preferences of the Class A Preferred Exchangeable Shares are as stated in the Constitution.

(c) 9,747,987 Class B Preferred Exchangeable Shares, 4,437,189 of which are issued and outstanding. The rights, privileges and preferences of the Class B Preferred Exchangeable Shares are as stated in the Constitution.

(d) Outstanding warrants to purchase an aggregate of up to 873,609 shares of Class B Preferred Exchangeable Shares.

(e) Outstanding warrants to purchase an aggregate of up to [***] shares of A Ordinary Shares.

Section 4.06 Non-Reliance. Purchaser acknowledges and agrees that, except as set forth in Article III and the Seller Certificate, neither Purchaser nor any of its agents, employees or representatives is relying on any other representation or warranty of the Company or any other Person, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied. Notwithstanding anything contained herein to the contrary, nothing in this Section 4.06 shall limit (a) any Person’s remedies or right to indemnification in the event of Fraud against the Person who committed such Fraud, or (b) any Person’s liability or indemnification obligation in the event of Fraud committed by such Person.

ARTICLE V

COVENANTS

Section 5.01 Conduct Pending the Closing; Maintenance of Seller Entity.

(a) From the Closing Date, Seller shall maintain the Transferred Inventory in the ordinary course consistent with past practices, and, subject to Section 3.09, Seller shall not, and shall cause its Affiliates not to, do any of the following without the prior written consent of Purchaser:

(i) permit, allow or suffer the Transferred Inventory to become subjected to any Lien;

(ii) sell, assign, lease, license, fail to maintain or otherwise dispose of any of the Transferred Inventory;

(iii) enter into any Contract related to the Transferred Inventory not ongoing as of the date of this Agreement;

(iv) disclose information which is owned or used by Seller or its Affiliates in relation to the Transferred Inventory to any third party, other than in the ordinary course of business, or as required by law;

(v) transfer the Transferred Inventory (or any portion thereof) to another country; or

(vi) authorize, agree, commit or announce an intention, in each case whether in writing or otherwise, to do any of the foregoing.

Purchaser or its agents or designees will be responsible for, and reimburse Seller for, any reasonable, documented, out-of-pocket costs of maintaining the Transferred Inventory incurred by Seller or any of its Affiliates incurred on and after March 1, 2020.

(b) Seller shall do or cause to be done all things necessary to preserve, maintain and keep in full force and effect its corporate existence from and after the Closing until the date that is [***] after the Closing Date or as otherwise required for Seller to satisfy its obligations under this Agreement, and shall comply in all material respects with all Applicable Laws.

Section 5.02 Transferred Intellectual Property; Patent Matters. Purchaser agrees to reimburse Seller for reasonable, documented, out-of-pocket filing fees and translation costs incurred in connection with the normal course of Seller’s prosecution and maintenance of any Patents within the Transferred Patents incurred by or on behalf of Seller during the Patent Reimbursement Period up to an amount equal to $[***]. Seller shall deliver written invoices to Purchaser for any such costs or expenses incurred, including reasonable supporting documentation for such costs and expenses, promptly following the Closing Date, and Purchaser shall pay such invoiced amounts to Seller within [***] of receipt of such invoice. From and after the Closing, none of Seller nor any of its Affiliates shall use in any manner or make any filings with any Governmental Entity relating to any Transferred Intellectual Property. [***].

Section 5.03 Insurance. Seller shall maintain, at Purchaser’s expense, until the later of (i) [***] after the Closing Date or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the use of Vofatamab in Clinical Trials conducted by Seller or its Affiliates have expired in all states in the U.S., insurance relating to Vofatamab from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and for clinical trial and product liability, that is comparable in type and amount to the insurance customarily maintained by a company within the biopharmaceutical industry. Within [***] following the Closing Date, and within [***] following any material change or cancellation in coverage, Seller shall furnish to Purchaser a certificate of insurance evidencing such coverage as of such date, and in the case of cancellation, provide a certificate evidencing that Seller’s replacement coverage meets the requirements in the first sentence of this Section 5.03. The foregoing insurance requirement shall not be construed to create a limit on Seller’s liability hereunder.

Section 5.04 Efforts to Consummate; Consents.

(a) Each of Purchaser and Seller shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, approvals, registrations, authorizations, waivers, Permits and Orders necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(b) Each of Purchaser and Seller shall, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Seller or any of their respective subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Purchaser shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided, however, that each of Purchaser and Seller shall have the right to review in advance, and to the extent practicable each shall consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement.

(c) Subject to Applicable Laws and the instructions of any Governmental Entity, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by Purchaser or any of its representatives, or Seller or any of its representatives, as the case may be, from any third party and/or any Governmental Entity with respect to the transactions contemplated hereby. Neither Purchaser nor Seller shall permit any of its officers or any of its other representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

Section 5.05 Cooperation.

(a) Purchaser and Seller shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, to ensure the orderly transition of the Program and the Acquired Assets from Seller to Purchaser. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Program and the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment. The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.05. Notwithstanding the foregoing or anything else set forth in this Agreement, neither party shall be required by this Section 5.05 to take any action that (i) would unreasonably interfere with normal operations, (ii) would reasonably be expected to violate any applicable attorney-client privilege or violate any Applicable Law or (iii) would reasonably be expected to breach any duty of confidentiality owed to any person whether the duty arises contractually, statutorily or otherwise; provided, however, that each party shall use its commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of this sentence apply.

(b) From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the provisions of Section 5.04), as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement.

Section 5.06 Publicity. Each of Purchaser and Seller agrees that each of Purchaser and Seller shall not (and shall cause their respective Affiliates not to) issue any public release or announcement concerning the transactions contemplated hereby shall be issued by Seller or its Affiliates without the prior written consent of the other, except as such release or announcement may be required by Applicable Laws or the rules or regulations of any United States or foreign securities exchange to which such party is subject; provided that Seller shall have been deemed to have provided such written consent if Purchaser has provided written notice of the public release or announcement, including the text thereof, to [***] at the email address that Seller has separately provided in writing to Purchaser (with a copy (which shall not constitute notice) to Cooley LLP at the email address specified in Section 9.06), and [***] has not objected to such public release or announcement within [***] of receipt thereof.

Section 5.07 Bulk Transfer Laws. The parties hereby waive compliance with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser; provided, however, that any Liabilities arising out of or relating to the failure of the parties to comply with the provisions of any bulk transfer, bulk sales or similar laws of any jurisdiction shall be treated as Assumed Liabilities.

Section 5.08 Tax Matters.

[***]

Section 5.09 Recordation of Transfer of Intellectual Property. Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property.

Section 5.10 Conversion of Common Shares. If at any time after the Purchaser has issued Non-Voting Common Shares pursuant to its obligations under Section 1.04 or Section 1.05 hereunder and such shares are outstanding, there occurs (x) a closing of an initial public offering of the Company’s Common Shares pursuant to a registration statement filed under the Securities Act of 1933, as amended or (y) a Mandatory Conversion Time (as defined in the Articles), the Company shall take all reasonable actions, including amending its Articles, to provide for the conversion of such Non-Voting Common Shares into shares of Voting Common Shares on the same terms and basis as the other outstanding shares of Non-Voting Common Shares; provided that notwithstanding anything to the contrary herein each such Non-Voting Common Share shall convert into that number of Voting Common Shares equal to the number of Voting Common Shares that would be outstanding if Voting Common Shares had been initially issued hereunder but for the fact that Non-Voting Common Shares had been issued instead.

Section 5.11 Transitional Services. Seller hereby agrees to use commercially reasonable efforts to provide up to [***] of any assistance and cooperation in connection with the exploitation of the Program reasonably requested by Purchaser until the Outside Date as a consultant, provided that Seller may invoice Purchaser for the documented personnel and out of pocket costs and expenses incurred in connection with providing such assistance and cooperation at Seller’s then-current full time equivalent or consultant rate, as applicable, and Purchaser shall pay the undisputed invoiced amounts within [***] after the date of such invoice.

Section 5.12 Non-Competition.

(a) For a period of [***] following the Closing Date (the “Restricted Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly, engage or participate anywhere in the world in any research, development, product design, manufacturing, production, distribution, marketing, sale, commercialization or other similar activities relating to any candidate or product directed against FGFR3, for any indication, including by owning, managing, operating, controlling or otherwise participating in the ownership, management, operation or control of any entity engaged in any such activities, whether as an employer, proprietor, partner, equity holder, consultant, agent, lender or guarantor or otherwise. For the avoidance of doubt, the foregoing restrictions shall not apply to shareholders of Seller or former directors, employees, or consultants of Seller.

(b) During the Restricted Period, Seller shall not, directly or indirectly, for the purpose of or in furtherance of engaging or participating in any research, development, product design, manufacturing, production, distribution, marketing, sale, commercialization or other similar activities relating to any candidate or product directed against FGFR3 for any indication, interfere or attempt to interfere with any trade, business or patronage of the Program.

(c) The Restricted Period shall be extended by the length of any period during which Seller is in breach of the terms of this Section 5.12.

(d) Following the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) make use of any proprietary information of the Program or the Acquired Assets transferred to Purchaser in connection with the transactions contemplated by this Agreement, except to the extent that Purchaser may so authorize in writing, or (ii) take any action that would in any way impair the rights of Purchaser in and/or to the Transferred Trademarks, including (A) contesting Purchaser’s ownership in the Transferred Trademarks; (B) taking any action that would interfere with Purchaser’s registration and/or use of the Transferred Trademarks; (C) taking any action that would diminish or dilute the distinctiveness or validity of the Transferred Trademarks; (D) challenging Purchaser’s ownership of the Transferred Trademarks and/or registrations thereof; or (E) attempting to register the Transferred Trademarks as an Internet Domain Name Registration, or registering any mark confusingly similar to the Transferred Trademarks, alone or in combination with other words or designs, as a trademark, service mark or trade name.

Section 5.13 FDA Transfer Letters; IND Withdrawal Letter. As promptly as reasonably practicable following the Closing, Seller and Purchaser shall submit the Transfer Letters to the FDA and provide the other Party with a copy of the Transfer Letter as submitted to the FDA. As promptly as reasonably practicable following completion of the [***].

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Purchaser) of the following conditions:

(a) Delivery of Initial Vofatamab. The delivery by Seller to Purchaser of [***] of Vofatamab.

(b) No Injunctions or Restraints. No statute, rule, regulation, award, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order (an “Order”) enacted, entered, promulgated, enforced or issued by any U.S. or non-U.S. supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipal, district or local government of any nature (including any department, division, agency, bureau, office, branch or other subdivision of any of the foregoing) or any court, tribunal, administrative or regulatory agency or commission, arbitrator or other governmental authority or instrumentality, including, without limitation, any Regulatory Authority and any Tax authority (a “Governmental Entity”), or other legal restraint or prohibition, shall be in effect preventing or making illegal the Acquisition, and no action or proceeding shall have been commenced by any Governmental Entity of competent jurisdiction against any part seeking to prevent or make illegal the Acquisition.

(c) Representations and Warranties. The representations and warranties of Seller made in this Agreement (i) that are not qualified by a “materiality” or “Material Adverse Effect” qualification shall be true correct in all material respects and (ii) that are qualified by a “materiality” or “Material Adverse Effect” qualification shall be true and correct in all respects as so qualified, in each case as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to a specified earlier date (in which case such representations and warranties shall be so true and correct as of such earlier date).

(d) Covenants. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(e) Closing Certificate. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, confirming that the conditions set forth in Section 6.01(c) and (d) have been satisfied (the “Seller Certificate”).

(f) Contingent Payment and Release Agreement. Seller shall have delivered to Purchaser an executed copy of that certain Contingent Payment and Release Agreement to which Seller, the holders of Seller’s Convertible Promissory Notes issued under (1) that certain Note Purchase Agreement dated January 30, 2019 between Seller and the entities named thereto and (2) that certain Note Purchase Agreement dated July 16, 2019 between Seller and the entities named thereto (such agreement the “Secured NPA” and all such holders, the “Noteholders”), and [***], as agent for the Noteholders with respect to the Secured NPA.

(g) Other Transaction Documents. Seller shall have executed and delivered to Purchaser the Other Transaction Documents to which Seller is a party and each of Seller’s Affiliates shall have executed and delivered to Purchaser the Other Transaction Documents to which such person is a party.

Section 6.02 Conditions to Obligation of Seller. The obligation of Seller to, and to cause its Affiliates to, effect the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by Seller) of the following conditions:

(a) No Order. No Order enacted, entered, promulgated, enforced or issued by any Governmental Entity, or other legal restraint or prohibition, whether temporary, preliminary or permanent in nature, shall be in effect preventing or making illegal the Acquisition, and no action or proceeding shall have been commenced by any Governmental Entity of competent jurisdiction against any part seeking to prevent or make illegal the Acquisition.

(b) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to a specified earlier date (in which case such representations and warranties shall be so true and correct as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser to consummate the Acquisition.

(c) Covenants. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing.

(d) Closing Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, confirming that the conditions set forth in Section 6.02(b) and (c) have been satisfied (the “Purchaser Certificate”).

(e) Other Transaction Documents. Purchaser shall have executed and delivered to Seller the Other Transaction Documents to which Purchaser is a party.

Section 6.03 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in compliance with this Agreement to consummate the Acquisition.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Indemnification by Seller. From and after the Closing, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, agents, representatives, partners, shareholders and members against and hold them harmless from any actual loss, Tax, liability, settlement, judgment, award, fine, assessment, penalty, damage, or expenses (including reasonable out-of-pocket legal fees and expenses and the cost of enforcing any right to indemnification hereunder) excluding any indirect or consequential damages unless such damages are probable and reasonably foreseeable (in which case such damages shall be recoverable) or (b) any special, punitive, exemplary, treble or similar damages (other than to the extent paid or payable to a third party) (collectively, “Losses”) suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of Seller contained in this Agreement or the Seller Certificate, (b) any breach of any covenant of Seller contained in this Agreement or the Seller Certificate, (c) any Excluded Liability or (d) any amounts Purchaser is required to pay to Genentech, Inc. in compliance with its obligations under paragraph 3 of the Side Letter (to the extent that such Losses have not otherwise been paid by Seller). Notwithstanding the foregoing, (i) Seller shall not have any liability under clause (a) of this Section 7.01 for any individual item (or series of related items, including any other claims relating to similar facts and circumstances) unless and until the cumulative Losses relating thereto are equal to or greater than $[***] (the “Threshold”); and (ii) Seller’s liability under clause (a) of this Section 7.01 shall in no event exceed on a cumulative basis an amount (the “Cap”), determined as of the date of assertion of any claim for indemnification hereunder, equal to [***] multiplied by the sum of (A) the amount of the Signing Fee Second Tranche actually paid to Seller pursuant to Section 1.02, (B) the Preclinical Purchase Price actually paid to Seller pursuant to Section 1.03, (C) the Equity Issuance actually made to Seller in accordance with Section 1.04, (D) all Milestone Payments accrued pursuant to Section 1.05 and (E) all Vofatamab Transaction Revenue Sharing accrued pursuant to Section 1.06 ((A), (B), (C), (D) and (E), collectively, the “Aggregate Purchase Price”) (it being understood that in the event

Purchaser makes an indemnification claim seeking such Losses in excess of the Cap and the Cap subsequently increases to a greater value as a result of the occurrence of a Milestone Event or the accrual of a Vofatamab Transaction Revenue Sharing, Purchaser shall be entitled to seek indemnification in accordance with such increased Cap). Notwithstanding the foregoing, (1) Losses arising from any breach of any representation or warranty of Seller contained in Sections [***] of this Agreement (the “Seller Fundamental Representations”) or otherwise attributable to Fraud or willful misconduct shall not be limited by, or subject to, the Threshold and (2) Seller’s liability under clause (a) of this Section 7.01 solely with respect to any breach of a Seller Fundamental Representation shall not be limited by, or subject to, the Cap but shall in no event exceed on a cumulative basis an amount, determined as of the date of assertion of any claim for indemnification hereunder, equal to the Aggregate Purchase Price (it being understood that in the event Purchaser makes an indemnification claim seeking such Losses in excess of such amount and such amount subsequently increases to a greater value as a result of the occurrence of a Milestone Event or the accrual of a Vofatamab Transaction Revenue Sharing, Purchaser shall be entitled to seek indemnification in accordance with such increased amount).

Section 7.02 Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective officers, directors, employees, agents, representatives, partners, shareholders and members against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of Purchaser contained in this Agreement or the Purchaser Certificate, (b) any breach of any covenant of Purchaser contained in this Agreement or the Purchaser Certificate, or (c) any Assumed Liability. Notwithstanding the foregoing, Purchaser shall not have any liability under clause (a) of this Section 7.02 for any individual item (or series of related items, including any other claims relating to similar facts and circumstances) unless and until the cumulative Losses relating thereto are equal to or greater than the Threshold, provided that Losses arising from any breach of any representation or warranty of Purchaser contained Section 4.01, Section 4.02, Section 4.03, Section 4.04 and Section 4.05 of this Agreement (the “Purchaser Fundamental Representations” and together with the Seller Fundamental Representations, the “Fundamental Representations”) or otherwise attributable to Fraud or willful misconduct shall not be limited by, or subject to, the Threshold.

Section 7.03 Indemnification Payments; Limitations on Liability. The amount of any Losses for which indemnification is provided under this Article VII shall be net of any amounts actually received by the indemnified party under insurance policies with respect to such Losses.

(a) Notwithstanding anything to the contrary contained in this Agreement, any “materiality”, “Material Adverse Effect” or other similar qualification contained in a representation, warranty, covenant or agreement shall not be given any effect for purposes of determining the amount of Losses arising from any breach of any such representation, warranty, covenant or agreement.

(b) Purchaser shall have the right to withhold in good faith from any unpaid Signing Fee, unpaid Equity Issuance, unpaid Milestone Payments and/or any unpaid Vofatamab Transaction Revenue Sharing the amount of any Losses claimed for which an indemnification claim has been properly made by Purchaser pursuant to the terms of this

Agreement; provided, that Purchaser (i) shall provide in any Indemnification Claim Notice the amount that it will withhold from any unpaid any unpaid Signing Fee, unpaid Equity Issuance, unpaid Milestone Payments and/or any unpaid Vofatamab Transaction Revenue Sharing as Losses and (ii) agrees to promptly release withheld amounts to Seller or, if after dissolution of Seller, the Seller Representative’s designee, following the resolution of any claims, and in any event no later than [***] following such resolution. The value of any Purchaser Common Shares included within the foregoing amounts shall be calculated as of the date of payment for such claim would otherwise be due. For the avoidance of doubt, any withholding shall be subject to the limitations contained hereunder, including the Thresholds and Cap.

(c) Notwithstanding any provision herein, neither Seller nor Purchaser, nor any of their respective Affiliates, shall in any event be liable for any special, multiple of earnings or other business or financial metric or punitive damages in connection with any damages arising hereunder, except on account of any indemnity obligation set forth in Section 7.01 or Section 7.02 to the extent such damages are actually awarded to a third party in connection with a Third Party Claim. No party hereto shall be obligated to indemnify any other Person with respect to (i) any representation, warranty, covenant, agreement or condition specifically waived in writing by the other party at the Closing.

(d) The parties acknowledge and agree that, should the Closing occur, each party’s sole and exclusive remedy with respect to claims arising from the breach of any representation or warranty contained in this Agreement or in any of the any Other Transaction Documents, or in any certificate or instrument delivered pursuant hereto or thereto (other than claims of, or causes of action arising from, Fraud or willful misconduct), shall be pursuant to the indemnification provisions set forth in this Article VII.

(e) Each Indemnified Party shall make commercially reasonable efforts to mitigate any Loss that such Indemnified Party asserts under this Article VII. In the event that such Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any Loss, then, the applicable indemnifying party shall not be required to indemnify such Indemnified Party for any Losses that would reasonably be expected to have been avoided if such Indemnified Party had made such efforts.

(f) Indemnified Parties shall not be entitled to recover the same Losses more than once in respect of any one liability of the applicable indemnifying party.

Section 7.04 Termination of Indemnification; Claim Notice Process.

(a) The obligations to indemnify and hold harmless a party hereto pursuant to Section 7.01 and Section 7.02 shall terminate when the applicable representation or warranty terminates pursuant to paragraph (b) below and (ii) the other clauses of Sections 7.01 and 7.02 shall not terminate; provided, however, that as to clause (i) of this sentence such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party, in which case any such claim and such obligations to indemnify and hold harmless shall survive the expiration of the applicable period until final resolution of such claim.

(b) The representations and warranties contained in this Agreement, the Buyer Certificate and the Seller Certificate, shall survive the Closing for a period of [***] after the Closing Date (the “Release Date”); provided, however, that the Fundamental Representations other than the Fundamental Representations in Section 3.06 and Section 3.08 shall survive until [***] after the Closing Date; provided, further, that the Fundamental Representations in Section 3.06 shall survive for [***] after the Closing Date; provided, further, that the Fundamental Representations in Section 3.08 shall survive until [***] after the Closing Date. The covenants and agreements contained in this Agreement shall survive the Closing until they have been performed or satisfied.

(c) If an indemnified party wishes to make an indemnification claim under this Article VII, such indemnified party shall, prior to 11:59 p.m. Eastern time of the last day of the survival period applicable to such indemnification claim, deliver a written notice (an “Indemnification Claim Notice”) to the indemnifying party (with a copy to the Escrow Agent prior to the Release Date) (i) stating that an indemnified party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related and (iii) specifying whether the Indemnification Claim Notice applies to the Escrow Fund. An indemnified party may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.

(d) If the indemnifying party shall not object in writing within the [***] after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the indemnifying party that the indemnified party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. If the indemnifying party is Seller and the Escrow Account has not yet been released, the Escrow Agent shall promptly release from the Escrow Fund cash equal to the Losses set forth in such Indemnification Claim Notice to Purchaser. In the event that the indemnifying party delivers an Indemnification Claim Objection Notice within [***] after its receipt of such Indemnification Claim Notice, the Seller Representative and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Seller Representative and Purchaser should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund an amount of cash equal to the Losses set forth in such Indemnification Claim Notice.

(e) If no such agreement can be reached after good faith negotiation and prior to [***] after delivery of an Indemnification Claim Objection Notice in accordance with the dispute resolution mechanism in Section 9.12, either Purchaser or Seller may file suit with respect to the matter in a court pursuant to Section 9.12.

Section 7.05 Procedures Relating to Indemnification for Third Party Claims.

(a) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person who is not a party to this Agreement or an Affiliate, agent or representative of the foregoing against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such indemnified party of written notice of the Third Party Claim pursuant to Section 7.04; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent the indemnifying party shall have been materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party (not reasonably objected to by the indemnified party); provided, however, that (i) prior to assuming the defense of any Third Party Claim, the indemnifying party shall acknowledge in writing its obligations to indemnify the indemnified party against any Losses that may result from such Third Party Claim (subject in all cases to the limitations on liability set forth in this Article VII), and (ii) the indemnifying party shall not be entitled to assume the defense of any Third Party Claim that (A) involves criminal liability solely with respect to Purchaser and its Affiliates or (B) seeks equitable relief or any other non-monetary remedy against the indemnified party. If the indemnifying party elects to assume the defense of a Third Party Claim in accordance with this Section 7.05(b), the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if (1) the indemnified party reasonably concludes, after consultation with counsel, that representation of the indemnified party and the indemnifying party by the same counsel presents an actual or potential conflict of interest or (2) the indemnified party determines, after consultation with counsel, that it has legal defenses available to it which are different from or in addition to the defenses available to the indemnifying party, then the indemnified party may retain its own counsel at the expense of the indemnifying party in a maximum of two jurisdictions in which the indemnified party determines counsel is required at the expense of the indemnifying party. If the indemnifying party elects to assume the defense of a Third Party Claim in accordance with this Section 7.05(b), the indemnified party shall have the right to participate in the defense thereof and, without limiting the preceding sentence, to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party.

(c) If the indemnifying party so elects to assume the defense of a Third Party Claim in accordance with Section 7.05(b), the indemnified party shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnified party is conducting the defense of any Third Party Claim, the indemnifying party shall cooperate with the indemnified party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnified party’s request) the provision to the indemnified party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnified party’s prior written consent, unless (i) the proposed settlement or disposition involves only the payment of money damages by the indemnifying party for which the indemnified party shall have no liability, the proposed settlement or disposition does not impose an injunction or other equitable relief upon the indemnified party, (iii) the proposed settlement or disposition does not include any admission of wrongdoing or misconduct and (iv) the indemnified party is fully and unconditionally released from any liability relating to such Third Party Claim.

(d) Except with the consent of the indemnifying party (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants shall (i) be dispositive of the existence of an indemnifiable claim, (ii) be determinative of the amount of Losses relating to such matter or (iii) preclude the right of the indemnifying parties to dispute the indemnified party’s entitlement to indemnification hereunder; provided further, however, that the consent of the indemnifying party with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the indemnifying party shall have objected within [***] after a written request for such consent by the indemnified party.

Section 7.06 Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 7.01 or 7.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall promptly deliver written notice of such claim, in reasonable detail, to the indemnifying party pursuant to Section 7.04; provided, however, that failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 7.01 or 7.02, except and only to the extent that the indemnifying party shall have been materially prejudiced as a result of such failure. If the indemnifying party disputes its liability with respect to such claim, the indemnifying party and the indemnified party shall proceed in good faith to negotiate and promptly resolve such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

Section 7.07 Tax Treatment. For all Tax purposes, Purchaser, Seller and each of their respective Affiliates agree to treat any indemnity payment under this Agreement, and any payment made under this Agreement after the Closing Date, as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement, to the maximum extent permitted by applicable law.

Section 7.08 Escrow Fund. On the Release Date, Purchaser shall direct the Escrow Agent to release to Seller or, if after dissolution of Seller, the Seller Representative’s designee, the remaining amount of the Escrow Fund less the aggregate amount of all Losses specified in any then unresolved indemnification claims properly made by the Purchaser indemnified parties pursuant to this Article VII. To the extent that any amount has been reserved and withheld from distribution from the Escrow Fund on the Release Date on account of a valid Indemnification Claim duly delivered pursuant hereto and, subsequent to the Release Date, such claim is resolved, the parties shall immediately direct the Escrow Agent to release (i) to the Purchaser indemnified parties the amount of Losses, if any, due in respect of such claim as finally determined and (ii) to Seller or, if after dissolution of Seller, the Seller Representative’s designee, an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i) of this sentence.

Section 7.09 Seller Representative for Purposes of Article VII. For purposes of this Article VII, (i) if Seller is the indemnifying party, any references to the indemnifying party following dissolution of Seller will be deemed to refer to the Seller Representative and (ii) if the Seller is the indemnified party, any references to the indemnified party following dissolution of Seller will be deemed to refer to the Seller Representative.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the date that is eight (8) months after the Closing Date (such date, the “Outside Date”) by:

(a) mutual written consent of Seller and Purchaser; or

(b) Purchaser, upon [***] prior written notice to Seller, provided that such termination will not be effective until Purchaser has delivered an irrevocable notice of termination of the Genentech license to Genentech, Inc., and provided evidence of such notice to Seller.

Section 8.02 Consequences of Termination.

(a) In the event of a valid termination of this Agreement pursuant to this Article VIII, the transactions contemplated by this Agreement shall be terminated, without further action by either party. If this Agreement is validly terminated and the transactions contemplated hereby are abandoned as described in this Article VIII, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 5.07 relating to publicity, (b) this Section 8.02 and (c) Article IX. Notwithstanding anything to the contrary, if this Agreement is terminated pursuant to Section 8.01, Purchaser’s payment obligations under Section 1.02(a)(ii), Section 1.03, Section 1.04, Section 1.05, and Section 1.06 shall become void and of no further force or effect provided for the avoidance of doubt, that the Signing Fee First Tranche shall not be refundable to Purchaser. Nothing in this Article VIII shall be deemed to release either party from any liability for any intentional breach by such party of the terms and provisions of this Agreement prior to such termination or for fraud.

(b) All rights in the Acquired Assets, including but not limited to the Transferred Inventory, shall remain with Purchaser in the event of any termination in accordance with Section 8.01, and Purchaser shall remain responsible for such Acquired Assets, including but not limited to their maintenance and disposition.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Confidentiality.

(a) In addition to the restrictions set forth in Section 5.06, each party agrees that at and after the Closing, it shall not, without the prior written consent of the other party, (i) disclose to any person such other party’s Confidential Information (as defined below), except to those of its and its Affiliates’ employees or representatives who need to know such information for the purpose of exploiting its rights or fulfilling its obligations under this Agreement (and then only to the extent that such persons are under an obligation to maintain the confidentiality of the Confidential Information), or (ii) use any of such other party’s Confidential Information for any reason other than as contemplated by this Agreement. If a party has been advised by legal counsel that disclosure of Confidential Information of the other party is required to be made under Applicable Law (including the requirements of a national securities exchange or another similar regulatory body) or pursuant to documents subpoena, civil investigative demand, interrogatories, requests for information, or other similar process, the party required to disclose the Confidential Information shall (to the extent legally permitted) provide the other party with prompt written notice of such request or demands or other similar process so that such other party may seek an appropriate protective order or waive the disclosing party’s compliance with the provisions of this Section 9.01. In the absence of a protective order or waiver or other remedy, the party required to disclose the other party’s Confidential Information may disclose only that portion of the Confidential Information that its legal counsel advises it is legally required to disclose, provided, however, that it exercises its commercially reasonable efforts to preserve the confidentiality of such other party’s Confidential Information, at such other party’s expense, including by cooperating with such other party to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded the Confidential Information.

(b) The term “Confidential Information” as used in this Section 9.01 means (i) as to Purchaser, all confidential information relating to Purchaser’s business, the Product, the Program, and the Acquired Assets and the Assumed Liabilities, and (ii) as to Seller, all confidential information relating to the business and operations of Seller, including the Excluded Assets and the Excluded Liabilities or other obligations other than the Assumed Liabilities, but not including the Product, the Program or Acquired Assets, in each of (i) and (ii) whether disclosed prior to or after the Closing Date. For purposes of clarification, up to and on the Closing Date the Acquired Assets shall be deemed the Confidential Information of Seller, and thereafter shall be deemed the Confidential Information of Purchaser and no longer the Confidential Information of Seller. The term “Confidential Information” does not include information that (A) becomes generally available to the public other than as a result of disclosure by the disclosing party, (B) becomes available to the disclosing party on a non-confidential basis from a source other than the non-disclosing party, provided that such source is not known by the disclosing party to be bound by a confidentiality agreement with the non-disclosing party, or (C) was previously known by the non-disclosing party as evidenced by the non-disclosing party’s written records, provided that the exception provided by this subsection (C) shall not apply in the case of Seller’s prior knowledge of information relating to the Program, the Product, or the Acquired Assets in existence prior to the Closing.

(c) Notwithstanding anything to the contrary herein, Purchaser may disclose the existence of this Agreement and the identity of Seller as a counterparty, and a summary of the material terms of this Agreement to any bona fide potential or actual investor, investment banker, acquirer, merger partner, collaborator, licensee, or other potential or actual financial or collaborative partner; provided that any such recipient of such Confidential Information is bound by written confidentiality and non-use obligations with respect to such Confidential Information no less stringent than the requirements of this Section 9.01.

(d) In the event of a breach of any provision of this Section 9.01, Purchaser or Seller may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and injunctive relief in order to enforce or prevent any violation of such provisions.

(e) This Agreement supersedes the Confidentiality Agreement between the parties dated [***] (the “Confidentiality Agreement”), but only insofar as such Confidentiality Agreement relates to the subject matter of this Agreement. All Confidential Information (as defined in such Confidentiality Agreement) exchanged between the parties under such Confidentiality Agreement relating to the subject matter of this Agreement shall be deemed Confidential Information hereunder and shall be subject to all the terms of this Agreement including the change in the ownership of Confidential Information with respect to the Acquired Assets as provided in the definition of the term Confidential Information as set forth in Section 9.01(b).

Section 9.02 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Seller without the prior written consent of the other party hereto; provided, however, such prior written consent shall not be required with respect to an assignment by Purchaser (a) to an Affiliate of Purchaser so long as Purchaser remains bound by the terms hereof, (b) in connection with a merger or consolidation involving Purchaser, or in connection with a sale of substantially all of the equity or assets of Purchaser, or (c) in connection with a disposition of substantially all of the assets related to the Program or any Product and Genentech, Inc. shall have consented to the assignment of the Genentech License in connection with such disposition. Any attempted assignment in violation of this Section 9.02 shall be void. Upon written notice of Seller to Purchaser, Seller may (a) specify that any amounts payable hereunder by Purchaser to Seller after the Closing shall instead be paid to certain securityholders of Seller (or other Persons) and Seller shall specify the allocation of any such payments among such Persons and Purchaser shall thereafter cause such payments to be made as specified by Seller and (b) designate a representative to handle matters under this Agreement after the Closing.

Section 9.03 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 9.04 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

Section 9.05 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

Section 9.06 Notices. All notices, requests, claims, demands or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or upon confirmation of receipt when transmitted by electronic mail, or if mailed, [***] after mailing (one business day in the case of overnight mail or overnight courier service), as follows; provided that with respect to notices delivered to the Seller Representative, such notices must be delivered solely via facsimile or via electronic mail. All communications shall be sent to the respective parties at the address, facsimile number and/or electronic mail address set forth below, or to such other address, facsimile number and/or electronic mail address as subsequently modified by written notice given in accordance with this Section 9.06.

(a)	if to Purchaser, to:

Fusion Pharmaceuticals Inc.

270 Longwood Road S

Hamilton, Ontario L8P 0A6

Attention: [***]

E-mail: [***]

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: [***]

E-mail: [***]

(b)	if to Seller, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

if to the Seller Representative, to:

[***]

with a copy (which shall not constitute notice) to:

[***]

Section 9.07 Interpretation; Definitions.

(a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of or to this Agreement, as the case may be, and (iv) the headings contained in this Agreement or any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Exhibit or Schedule hereto but not otherwise defined therein shall have the meanings as defined in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) For all purposes hereof:

“Accounts Payable” means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of Seller or its Affiliates as of the end of the day immediately prior to the Closing Date.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to Seller or its Affiliates as of the end of the day immediately prior to the Closing Date, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the day immediately prior to the Closing Date and the full benefit of any security for such accounts or debts.

“Action” means any claim, action, lawsuit, litigation, opposition, interference or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity).

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, BC Therapeutics EU BV, a private limited liability company organized under the laws of the Netherlands and Seller’s wholly owned subsidiary, is Seller’s sole Affiliate for the purposes of this Agreement.

“Approval” or “Approved” means, with respect to the Product in any regulatory jurisdiction, approval or licensure from the applicable Regulatory Authority related to manufacture, distribution, use (including in clinical trials) and sale of the Product in such regulatory jurisdiction in accordance with Applicable Laws and receipt of pricing and reimbursement approvals, if required.

“Articles” means the articles of Purchaser, including the Articles of Amendment.

“BC Therapeutics A&R License Agreement” means the Amended and Restated Intellectual Property License Agreement between Seller and BC Therapeutics EU BV, dated as of [***], as amended.

“BC Therapeutics Termination Agreement” means the agreement between Seller and BC Therapeutics EU BV terminating the BC Therapeutics A&R License Agreement and assigning all right, title and interest in and to the subject matter thereunder to Seller.

“Bill of Sale and Assignment and Assumption Agreement” means that certain Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit A.

“BLA” means a biologics license application for a biological product filed in accordance with 21 C.F.R. Part 601, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable biological product which are necessary for FDA Approval to market such biological product in the United States, and any equivalent application submitted to any other health authority.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the City of New York.

“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

“Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, any study incorporating more than one (1) of these phases, or any human clinical trial commenced after Approval.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” means the Common Shares in the capital of the Company, comprised of two series of which one has voting rights (the “Voting Common Shares”) and one of which does not have voting rights (the “Non-Voting Common Shares”) and which are otherwise pari passu as set forth in the Articles

“Contract” means a contract, lease, sublease, indenture, license, agreement, commitment, purchase order or other legally binding arrangement.

“Copyrights” means all copyrights or other works of authorship (whether or not copyrightable), and all applications, registrations and renewals in connection therewith, and all moral rights and data, databases and database rights.

“Covered Product Rights” means the rights of Seller or any of its Affiliates to research, develop, manufacture, supply, test, distribute, market, promote, license, offer for sale, sell, import or otherwise exploit the Product as such Product exists on the Closing Date

“[***] Antibody” has the meaning [***].

“Distributor” means a third party that has received from Purchaser or its Affiliate(s) authorization or permission to sell the Product, and to which such third party Purchaser or its Affiliate(s) sells units of Product for resale by such third party, and where Purchaser or its Affiliate(s) does not receive payment based upon sales of such Product by or on behalf of such third party. For clarity, the billed amounts for sales of units of the Product to any such third party distributor shall be included in Net Sales as billed amounts by Purchaser or its Affiliate(s), but amounts received by such a third party distributor for subsequent sale of the Product shall not be included in Net Sales.

“Dollars” or “$” means lawful money of the United States of America.

“EMA” means the European Medicines Agency.

“Environmental Law” means any Applicable Law relating to pollution, protection of the environment or human health or safety, or the preservation or restoration of natural resources.

“Environmental Liability” means any Liability, loss, demand, claim or cost, contingent or otherwise (including any Liability for judgments, orders, damages, costs of investigation, remediation or monitoring, medical monitoring, natural resources damages, fines, penalties, professional fees, or settlements), and relating to, arising under any Environmental Law or resulting from any environmental, health or safety matter, including (i) any actual or alleged (A) compliance or noncompliance with any Environmental Law or Environmental Permit, (B) generation, use, storage, management, treatment, transportation, manufacture, distribution, disposal or arrangement for disposal of any Hazardous Material or (C) presence, Release or threatened Release of, or exposure to, any Hazardous Material or (ii) any contract, agreement, other consensual arrangement or any other method pursuant to which liability is assumed or imposed with respect to any of the foregoing (including by operation of law).

“Environmental Permit” means any certificate, consent, permit, license, registration, approval or other authorization issued under or pursuant to Environmental Laws or otherwise relating to the use, emission or discharge of Hazardous Materials.

“Escrow Agent” means PNC Bank, National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement to be executed by Purchaser, Seller and the Escrow Agent at the Closing, substantially in the form of Exhibit A.

“Escrow Fund” means the Escrow Amount deposited with the Escrow Agent, together with any interest or earnings thereon.

“EU” means the European Union.

“FDA” means the United States Food and Drug Administration.

“First Commercial Sale” means, with respect to the Product, the first sale for use or consumption by the general public of the Product in any country after receipt by Purchaser or any of its Affiliates (or any person or entity granted rights to commercialize the Product) of all Approvals required for the sale of Product by the applicable Regulatory Authority of such country of sale.

“Fraud” means an act in the making of a specific representation or warranty expressly set forth in this Agreement, the Purchaser Certificate or the Seller Certificate, committed by a Person making such express representation or warranty with the intent to deceive another Person, and to induce him, her or it to enter into the this Agreement and requires (a) a false representation of material fact expressly set forth in the representations and warranties set forth in this Agreement, the Purchaser Certificate or the Seller Certificate; (b) knowledge that such representation is false; (c) an intention to induce the Person to whom such representation was made or any of their Affiliates to act or refrain from acting in reliance upon it; (d) causing that Person or any of their Affiliates, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to suffer Losses by reason of such reliance.

“GAAP” means generally accepted accounting principles in the United States.

“Genentech License” means that certain Exclusive License Agreement made and entered into as of December 26, 2012 between Seller and Genentech, Inc., as amended.

“Good Clinical Practices” means, with respect to Seller, the then current standards for clinical trials for pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated thereunder (including, for example, 21 C.F.R. Parts 50, 54, and 56), as amended from time to time, and such standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, in which the products of Seller or its Affiliates are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Laboratory Practices” mean, with respect to Seller, the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such standards of good laboratory practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of Seller or its Affiliates are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Good Manufacturing Practices” mean, with respect to Seller, the then current standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug and biological products, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-680, and 1271 and such standards of good manufacturing practices as are required by other organizations and Governmental Entities in any other countries, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use in which the products of Seller or its Affiliates are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.

“Hazardous Material” means any pollutant, contaminant, hazardous, toxic or deleterious chemical, material, substance or waste, or any other substance, material or waste for which standards of conduct or Liability may be imposed under any Environmental Law, including radioactive, explosive, medical or biohazardous materials or wastes, petroleum and its byproducts and distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, urea formaldehyde foam insulation, noise, odor and mold.

“Health Laws” means any law of any Governmental Entity (including multi- country organizations) relating to the safety, efficacy and quality of medicines or pharmaceuticals by regulating the research, development, testing, manufacturing, processing, storage, labeling, sale, pricing, marketing, advertising, distribution and importation and exportation of these products, including: (a) Good Laboratory Practices, Good Clinical Practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, Good Manufacturing Practices, safety surveillance, record keeping and filing of required reports such as the Federal Food, Drug and Cosmetic Act, as amended (the “FDCA”); (b) the Public Health Service Act, as amended, and its implementing regulations; (c) the U.S. Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.), Sections 1320a-7, 1320a-7a, and 1320a- 7b of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity; (d) U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act

(42 U.S.C. Section 17921 et seq.), and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), the 21st Century Cures Act (Pub. L. 114-255), Section 543 of the Federal Public Health Services Act, and any state or federal law or regulation the purpose of which is to protect the privacy of individually-identifiable patient information; (e) Medicare (Title XVIII of the Social Security Act); (f) Medicaid (Title XIX of the Social Security Act); (g) Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (h) TRICARE (10 U.S.C. Section 1071 et seq.); (i) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign laws related the reporting of manufacturer payments or transfers of value to health care professionals; and (j) the Prescription Drug Marketing Act of 1987, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents.

“IND” means an Investigational New Drug Application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations (or its successor regulation) with respect to the Product, or the equivalent application or filing filed with any equivalent agency or Governmental Entity outside the United States of America (including any supra-national agency such as the EMA), and all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“IND Withdrawal Letter” means the letter to be submitted to the FDA, substantially in the form attached to this Agreement as Exhibit E-3, to request withdrawal of [***] in accordance with 21 C.F.R. § 312.28.

“Initiation” means, with respect to a given Clinical Trial, the administration of the first dose of Product to the first patient in such Clinical Trial.

“Intellectual Property” means all Patents, Trademarks, Internet Domain Name Registrations, Copyrights and Know-How and all other intellectual property and all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium) and all goodwill associated with, and all rights related to or otherwise associated with, any of the foregoing in any jurisdiction in the world (including all rights to collect royalties, products and proceeds in connection with any of the foregoing, and to sue and bring other claims for past, present and future infringement, misappropriation or other violation of any of the foregoing, and to recover damages (including attorneys’ fees and expenses) and lost profits in connection therewith).

“Internet Domain Name Registration” means all IP addresses identified via a name format, and all goodwill associated with, and all rights related to or otherwise associated with the foregoing, including all generic top-level domains (gTLDs) and country code top-level domains (ccTLDs).

“IT Assets” means all software and information technology equipment and systems used or held for use by Seller and its Affiliates in connection with the operation of its business.

“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement among the company, the Subsidiary and the purchasers named therein, dated as of March 25, 2019.

“Know-How” means any data, results, and information of any type whatsoever, whether tangible or intangible and regardless of the form or medium, including any know-how, trade secrets, expertise, knowledge, practices, techniques, concepts, methodologies, methods, processes, protocols, designs, ideas, inventions (whether or not patentable or reduced to practice), improvements, industrial designs and models, discoveries, developments, unpublished patent applications, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), assays, screens, software, algorithms, models, data, databases, database rights, chemistry, manufacturing and control (CMC) information and data, lab notebooks, Patent data, stability, technology, test data and results (including pharmacological, biological, chemical, biochemical, toxicological, pre-clinical and clinical test data), analytical and quality control data, results or descriptions, studies and procedures, development, manufacturing and distribution costs, information contained in submissions to and information from regulatory authorities, and marketing and other reports.

“knowledge of Seller” means the actual knowledge of Scott Myers, Julie Eastland and Max Barker after due and reasonable investigation.

“Launch” means, with respect to the Product, the First Commercial Sale of the Product to an end user. For the avoidance of doubt, sales prior to receipt of all Approvals (including pricing and reimbursement approvals, where applicable), such as so-called “treatment IND sales”, “named patient sales” and “compassionate use sales”, shall not be construed as a Launch.

“Licensee” means any third party that is a party to a Contract with Purchaser or any of its Affiliates pursuant to which such third party co-promotes, co-markets or otherwise has a license or other right to research, develop, manufacture, supply, test, distribute, promote, market, offer for sale, sell or import or to otherwise commercialize the Product.

“MAA” means an EU marketing authorization application.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that, individually or taken together with other changes, effects, events circumstances, occurrences or states of facts that have occurred prior to the date of the determination of the occurrence of the Material Adverse Effect, (i) is, or would reasonably be expected to be, materially adverse to the Program, the Product and the Acquired Assets, taken as a whole, or (ii) would materially impede the authority of Seller to consummate the transactions contemplated by this Agreement, provided that in no event shall any change, effect, event, circumstance, occurrence or state of facts primarily resulting from any change, effect, event, circumstance, occurrence or state of facts relating to any of the following constitute or be taken into account in determining whether there has been a Material Adverse Effect: (A) changes in economic, financial market or geographical conditions in general (including national or international conditions), (B) changes in Applicable Law or GAAP or other applicable accounting regulations or principles or interpretations thereof, (C) changes in conditions generally affecting the pharmaceutical or biotechnology industries, (D) any changes in global or national political conditions, (E) any outbreak or escalation of hostilities, any occurrence or threat of acts commonly referred to as terrorist attacks or any armed hostilities associated therewith and any national or international calamity or emergency or any escalation thereof, (F) the announcement of this Agreement and the transactions contemplated hereby or (G) any acts or omissions of Seller or any of its Affiliates taken after the date of this Agreement pursuant to Section 3.09 or with the prior written consent of Purchaser pursuant to Section 5.01. Without limiting the generality of the foregoing, any of the following shall be deemed to constitute a Material Adverse Effect [***].

“NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any equivalent application submitted to any other health authority.

“Net Sales” means, with respect to the Product [***].

“Other Transaction Documents” means (i) the Bill of Sale and Assignment and Assumption Agreement, (ii) the Patent Assignment Agreement, (iii) the Escrow Agreement and (iv) the BC Therapeutics Termination Agreement.

“Patent Assignment Agreement” means that certain Patent Assignment Agreement attached hereto as Exhibit C.

“Patents” means all issued patents, pending patent applications, statutory invention registrations and patent disclosures, and all reissues, continuations, continuations-in-part, divisionals, substitutions, extensions, supplementary protection certificates, reexaminations, extensions and all foreign equivalents of any of the foregoing.

“Patent Reimbursement Period” means the period beginning on [***] and ending on the Closing Date.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Data” means any information contained in the Acquired Assets and provided to Purchaser that relates to an identified or identifiable natural person or that otherwise constitutes “personal data”, “personal information”, “personally identifiable information”, “protected health information”, “PHI”, “PII”, or any similar term defined in and governed by Seller’s Privacy Policies and Privacy and Information Security Laws, including as applicable, name, physical address, telephone number, email address, financial account number, government- issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, and face geometry or biometric information and any other data used or intended to be used to identify, contact, or precisely locate an individual. Personal Data includes information in any form, including paper, electronic and other forms.

“Phase 1 Clinical Trial” means a human clinical trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(a), as amended, the principal purpose of which is to evaluate safety, pharmacokinetics and pharmacodynamics of the Product in healthy individuals or patients, or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States. For purposes of this Agreement, Phase 1 Clinical Trial shall not include any human imaging study with respect to the Product.

“Phase 2 Clinical Trial” means a human clinical trial of a Product intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, as and to the extent defined for the United States in 21 C.F.R. § 312.21(b), or its successor regulation, or the equivalent regulation in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a product intended to (a) establish that the Product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed, and (c) support Approval for such Product, as and to the extent defined for the United States in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent regulation in a country other than the United States.

“Pivotal Clinical Trial” means (i) a Phase 3 Clinical Trial, or (ii) any other Clinical Trial that is intended to establish that a Product is safe and efficacious for its intended use in the target population, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which Clinical Trial is a registration trial intended to support Approval for such Product, as and to the extent defined for the United States in 21 C.F.R. § 312.21(c), or its successor regulation, or the equivalent regulation in a country other than the United States.

“PMDA” means the Japan Pharmaceuticals and Medical Devices Agency.

“Pre-Closing Tax Period” means a taxable period ending on or before (and including) the Closing Date and, with respect to a Straddle Period, the portion thereof ending on (and including) the Closing Date.

“Privacy and Information Security Laws” shall mean (a) any Applicable Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Data including, to the extent applicable to Seller and its Affiliates, the GDPR, (b) any Applicable Laws requiring a person or Governmental Entity to be notified of any situation where there is, or reason to believe there has been, a loss, misuse, or unauthorized access, disclosure or acquisition of Personal Data and (c) applicable published interpretation and guidance issued by Governmental Entities having the effect of law.

“Product” means, collectively, any pharmaceutical product containing (a) Vofatamab or a precursor, derivative, or modification of Vofatamab or (b) the [***] Antibody.

“Product Formulae” means the specific percentages and specifications for the mixing and preparation of the ingredients used in the manufacture or production of the Product, taken as a whole and not in part.

“Purchaser Common Shares” means Non-Voting Common Shares.

“Regulatory Authority” means any provincial, national, or supranational governmental authority, including the FDA or the EMA, with responsibility for granting any license, registrations or Approvals with respect to the Product.

“Regulatory Authorizations” means any national, supranational, state, local, provincial or other governmental, quasi-governmental, regulatory, administrative or standards- setting authority, agency, organization or division, including the FDA or the EMA, with responsibility for granting any Permit, license, registrations or Approvals with respect to the Product or the Program.

“Regulatory Materials” means all U.S. and non-U.S. regulatory applications, filings, submissions and approvals (including all drug master files, INDs, NDAs, BLAs, and foreign counterparts thereof, including MAAs, and all Approvals) for the Product or the Program (including manufacturing approvals, technical, medical, and scientific licenses, and pre-clinical study, clinical trial and non-clinical study authorization applications or notifications), all amendments, supplements, supporting files, data, studies, and reports relating thereto (in hard or electronic form) and all technical and other information contained therein, and all material correspondence with the FDA and other Governmental Entities relating to the foregoing, that, in each case, are in the possession of and controlled by, or held by or for Seller or its Affiliates, whether generated, filed or held by or for Seller or its Affiliates.

“Release” means any release, emission, disposal, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, leaching or migration into the environment (including the abandonment, discarding or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials) or any structure, facility or property.

“Seller Licensed Proprietary Rights” means all Intellectual Property: (i) owned by any person other than Seller or any Seller Affiliate, (ii) that are licensed to either of Seller or any Seller Affiliate and (iii) used or intended to be used for the conduct of the Program or for the research, development, making, having made, using, selling or offering for sale any Product.

“Seller Owned Proprietary Rights” means all Intellectual Property owned by Seller or purported to be owned by Seller and that are for the conduct of the Program or for the research, development, making, having made, using, selling or offering for sale any Product.

“Share Purchase Agreement” means that form of Share Purchase Agreement attached hereto as Exhibit D.

“Side Letter” means that certain Side Letter entered into between Seller, Purchaser and Genentech, Inc. on or about the date hereof.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“Tax” or “Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, consumption, net worth, share, capital gains, documentary, recapture, alternative or add-on minimum, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, business license, business organization, environmental, profits, severance, stamp, occupation, windfall profits, escheat, customs duties, import, export, franchise, estimated and other taxes of any kind whatsoever imposed by the United States federal government or any other federal, state, provincial, local or foreign government, or any agency or political subdivision thereof (whether payable directly or by withholding), together with any interest, fines, penalties, assessments, additions to tax or additional amounts imposed with respect to such items, including any liability for payment of taxes as a transferee or successor by contract or otherwise by operation of law.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed with a Governmental Entity in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Technical Failure” means, with respect to a Product containing Vofatamab:

(i) Purchaser (or any Licensee of Purchaser) or an independent data monitoring safety board has made a reasonable and good faith determination that such Product for use in such indication(s) presents a risk of death, a life-threatening condition, or such serious safety or health risks to patients such that, based on then-available data, Purchaser (directly or indirectly) cannot ethically and in good faith continue to administer the Product to patients; or

(ii) any material adverse development, occurrence or event, including data results, with respect to the development of such Product, as a result of which Purchaser may reasonably make a good faith determination to cease continued development of the Product); or

(iii) Purchaser (or any Licensee of Purchaser) has received either a final, unconditional, non-approval letter pursuant to 21 C.F.R. § 314.120 or a complete response letter pursuant to 21 C.F.R. § 314.110 from the FDA (or an equivalent letter from any other Regulatory Authority) regarding the Product and the contents of such letter render a receipt of Approval in the U.S. not reasonably likely.

“Trademarks” means all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, and all social media handles associated therewith and all applications for registration, registrations and renewals of any of the foregoing and all goodwill associated therewith.

“Transfer Letters” means the letters to be submitted to the FDA, substantially in the form attached to this Agreement as Exhibit E-1 and Exhibit E-2, respectively, to transfer [***] from Seller to Purchaser in accordance with 21 C.F.R. § 314.72.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, excise, share transfer, stamp, recording, registration, and any similar Taxes and fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, any of the Other Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby.

“U.S.” or “United States” means the United States of America, including its territories and possessions (excluding all military bases and other military installations outside of the continental United States, Alaska, Hawaii and Washington, D.C.).

“VAT” means value added tax imposed in any member state of the EU pursuant to Council Directive (EC) 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it, or supplemental to that Directive, or any similar tax which may be substituted for or levied in addition to it or any value added, sales turnover, goods and services or similar Tax imposed in a country which is not a member of the EU.

“Vofatamab” means a human immunoglobulin G1(IgG1) monoclonal antibody directed against FGFR3, also known as B-701.

“Vofatamab Transaction” means a transaction or series of transactions involving any license, sale, assignment or transfer by Purchaser to a non-Affiliate of Purchaser of all or substantially all of Purchaser’s rights with respect to the development or commercialization of any product comprising or containing Vofatamab as a naked monoclonal antibody in one or more fields of use (whether for use alone or in combination with any active pharmaceutical ingredient other than any modification of Vofatamab), but specifically excluding [***] Notwithstanding the foregoing, Vofatamab Transaction will be deemed to include [***]. The deemed date of a Vofatamab Transaction shall be the date that the agreement governing such license, sale, assignment or transfer is executed. A transaction shall not be deemed to consist of “substantially all” of Purchaser’s rights in the Product if such transaction represents a sale or other disposition of substantially all of the equity or assets of Purchaser, or the first underwritten, initial public offering of securities of Purchaser.

“Vofatamab Transaction Revenue” [***].

(c) The following terms have the meanings given such terms in the Sections set forth below:

Term	Section
Ordinary Shares	Section 4.05(a)
Accounting Firm	1.07(e)
Accounts Payable	9.07(b)
Accounts Receivable	9.07(b)
Acquired Assets	1.08(a)
Acquisition	1.01
Action	9.07(b)
Affiliate	9.07(b)
Aggregate Purchase Price	7.01
Agreement	Preamble
Anti-Bribery Laws	3.12
Applicable Laws	3.12
Apportioned Obligations	5.08(e)
Approval or Approved	9.07(b)
Assumed Liabilities	1.09(a)
Bill of Sale and Assignment and Assumption Agreement	9.07(b)
BLA	9.07(b)
business day	9.07(b)
Calendar Quarter	9.07(b)
Calendar Year	9.07(b)
Cap	7.01
Certificate	Section 6.02(d)
Class A Preferred Shares	Section 4.04(b)
Class A Special Voting Shares	Section 4.04(c)
Class B Preferred Shares	Section 4.04(d)
Class B Special Voting Shares	Section 4.04(e)
Clinical Trial	9.07(b)
Closing	2.01
Closing Date	2.01
Code	9.07(b)
Common Shares	Section 4.04
Confidential Information	9.01(b)
Confidentiality Agreement	9.01(e)
Constitution	Section 4.05(a)
Contracts	9.07(b)
controlling or controlled	9.07(b)
Copyrights	9.07(b)
Covered Product Rights	9.07(b)
Determination Period	1.07(c)
Development and Regulatory Milestone Dispute Notice	1.07(c)
Development and Regulatory Milestone Events	1.05(a)
Development and Regulatory Milestone Payments	1.05(a)
Development and Regulatory Milestone Statement	1.05(b)
Discount	9.07(b)

Dollars or $	9.07(b)
EMA	9.07(b)
Environmental Law	9.07(b)
Environmental Liability	9.07(b)
Environmental Permit	9.07(b)
Equity Issuance	1.04
Equity Plan	Section 4.04(f)
Escrow Agent	9.07(b)
Escrow Agreement	9.07(b)
Escrow Amount	1.02(b)
Escrow Fund	9.07(b)
EU	9.07(b)
Excluded Assets	1.08(b)
Excluded Liability	1.09(b)
Excluded Tax Liability	Section 1.09(b)(ii)
FDA	9.07(b)
FDCA	9.07(b)
FGFR3	Recitals
Financial Statements	Section 3.04
First Commercial Sale	9.07(b)
Fraud	9.07(b)
Fundamental Representations	Section 7.02
GAAP	9.07(b)
Genentech License	9.07(b)
Good Clinical Practices	9.07(b)
Good Laboratory Practices	9.07(b)
Good Manufacturing Practices	9.07(b)
Governmental Entity	6.01(b)
Hazardous Material	9.07(b)
Health Laws	9.07(b)
HIPAA	9.07(b)
IND	9.07(b)
Indemnification Claim Notice	Section 7.04(c)
Indemnification Claim Objection Notice	Section 7.04(d)
indemnified party	7.05(a)
Initiation	9.07(b)
Intellectual Property	9.07(b)
Internet Domain Name Registration	9.07(b)
IT Assets	9.07(b)
Know-How	9.07(b)
knowledge of Seller	9.07(b)
Launch	9.07(b)
Liabilities	1.09(a)
Licensee	9.07(b)
Liens	3.02(a)

Losses	7.01
MAA	9.07(b)
Material Adverse Effect	9.07(b)
Milestone Consideration	1.05(a)
Milestone Event	1.05(a)
Milestone Payment	1.05(a)
Milestone Table	1.05(a)
NDA	9.07(b)
Net Sales	9.07(b)
Net Sales Dispute Notice	1.07(e)
Net Sales Milestone Events	1.05(a)
Net Sales Milestone Payments	1.05(a)
Noteholders	9.07(b)
Order	6.01(b)
Ordinary Shares	Section 4.05(a)
Other Actives(s)	Section 9.07(b)
Other Transaction Documents	9.07(b)
Outside Date	8.01
Patent Assignment Agreement	9.07(b)
Patent Reimbursement Period	9.07(b)
Patents	9.07(b)
Permits	1.08(a)(iv)
Permitted Liens	3.03(a)
person	9.07(b)
Personal Data	9.07(b)
Phase 1 Clinical Trial	9.07(b)
Phase 2 Clinical Trial	9.07(b)
Phase 3 Clinical Trial	9.07(b)
Pivotal Clinical Trial	9.07(b)
PMDA	9.07(b)
Post-Closing Apportioned Period	5.08(e)
Pre-Closing Apportioned Period	5.08(e)
Pre-Closing Tax Period	9.07(b)
Preclinical Purchase Price	1.03
Privacy and Information Security Laws	9.07(b)
Product	9.07(b)
Product Formulae	9.07(b)
Program	Recitals
Purchase Price	1.01
Purchaser	Preamble
Purchaser Common Shares	9.07(b)
Purchaser Fundamental Representations	Section 7.02
Records	1.08(a)(vi)
Regulatory Authority	9.07(b)
Regulatory Authorizations	9.07(b)

Regulatory Materials	9.07(b)
Release	9.07(b)
Release Date	Section 7.04(b)
Restricted Period	Section 5.12(a)
Scheduled Intellectual Property	3.06(a)
Scientific Expert	1.07(c)
Secured NPA	9.07(b)
Selected Scientific Expert	1.07(c)
Seller	Preamble
Seller Certificate	Section 6.01(e)
Seller Disclosure Schedule	Article III
Seller Fundamental Representations	Section 7.01
Seller Licensed Proprietary Rights	9.07(b)
Seller Owned Proprietary Rights	9.07(b)
Seller Privacy Policy(ies)	Section 3.07(a)
Share Purchase Agreement	9.07(b)
Signing Fee	Section 1.02(a)(ii)
Signing Fee First Tranche	1.02(a)(i)
Signing Fee Second Tranche	Section 1.02(a)(ii)
Straddle Period	9.07(b)
Subsidiary	Section 4.05
subsidiary	9.07(b)
Subsidiary Ordinary Shares	Section 4.05(a)
Tax Claim	Section 5.08(f)
Tax or Taxes	9.07(b)
Tax Returns	9.07(b)
Third Party Claim	7.05(a)
Threshold	7.01
Trademarks	9.07(b)
Transfer Taxes	9.07(b)
Transferred Contracts	1.08(a)(iii)
Transferred Intellectual Property	1.08(a)(i)
Transferred Inventory	1.08(a)(ii)
Transferred Patents	1.08(a)(i)(A)
Transferred Permits	1.08(a)(iv)
Transferred Records	Section 1.08(b)(vi)
Transferred Trademarks	1.08(a)(i)(B)
U.S. or United States	9.07(b)
VAT	9.07(b)
Vofatamab	9.07(b)
Vofatamab Transaction	9.07(b)
Vofatamab Transaction Revenue	9.07(b)
Vofatamab Transaction Revenue Sharing	1.06(a)

Section 9.08 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

Section 9.09 Entire Agreement. This Agreement, the Other Transaction Documents contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, drafts, understandings, promises, undertakings or implications relating to such subject matter, whether written or oral. No provision of this Agreement shall be interpreted in favor of, or against, any party by reason of the fact that any such provision is inconsistent with any prior draft hereof.

Section 9.10 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity or enforceability of any other provision hereof (or the remaining portion thereof) or the application of such provision (or the remaining portion thereof) to any other persons or circumstances. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be limited or eliminated, but only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

Section 9.12 Dispute Resolution. Except with respect to any claim seeking injunctive relief hereunder, in the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement or the rights or obligations of the parties hereunder, the parties shall try to settle their differences amicably between themselves as contemplated herein. To the extent not provided for herein, any party may initiate such informal dispute resolution by sending written notice of the dispute to the other party, and within [***] after such notice, the Chief Executive Officer (or his or her designee) of Purchaser shall meet with the Chairman of the Board of Directors (or his or her designee) of Seller, for attempted resolution by good faith negotiations. If such executive officers are unable to resolve such disputed matter within [***], and except for those controversies set forth in Section 1.07(c) and Section 1.07(e), each of the parties, by its execution hereof, hereby (a) irrevocably submits to the exclusive jurisdiction of the United States District Court located in the State of Delaware and the state courts of the State of Delaware for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each of the parties hereby consents to service of process in any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or the transactions contemplated hereby in any manner permitted by Delaware law, and agrees that service of process made in accordance made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.06, will constitute good and valid service of process in any such Action and hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with the foregoing does not constitute good and valid service of process.

Section 9.13 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Other Transaction Documents or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.13.

Section 9.14 Remedies. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. No remedy of any party that is based upon the inaccuracy or breach of any representation, warranty, covenant or agreement of any other party shall be affected by any investigation conducted with respect to, or any knowledge acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to any facts, matters or circumstances giving rise to any such inaccuracy or breach, and no such investigation or knowledge shall limit any party’s right to rely on any representations or warranties of the other party.

Section 9.15 Seller Representative. The Seller hereby appoints Fortis Advisors LLC, a Delaware limited liability company, as the sole and exclusive representative of the Seller solely with respect to Article VII, the express obligations of the Seller Representative in Article I, and the Escrow Agreement and acknowledge and agree that the Seller Representative has the authority to act on the Seller’s behalf with respect to the matters set forth therein, including giving and receiving all notices, communications and instructions to be given or received by the Seller and to take on the Seller’s behalf all actions necessary or appropriate in the judgment of the Seller Representative in connection with the Seller’s rights and obligations under Article VII, the express obligations of the Seller Representative in Article I and the Escrow Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Purchaser, Seller and the Seller Representative have duly executed this Agreement as of the date first written above.

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant
Name:	John Valliant
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Purchaser, Seller and the Seller Representative have duly executed this Agreement as of the date first written above.

RAINIER THERAPEUTICS, INC.

By:	/s/ Scott Myers
Name:	Scott Myers
Title:	Chairman

IN WITNESS WHEREOF, Purchaser, Seller and the Seller Representative have duly executed this Agreement as of the date first written above.

FORTIS ADVISORS LLC

By:	/s/ Rick Fink
Name:	Rick Fink
Title:	Managing Director

EXHIBIT A

Bill of Sale and Assignment and Assumption Agreement

(See attached)

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION

This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION, is made effective as of March , 2020 (this “Agreement”), by and between Fusion Pharmaceuticals Inc., a Canadian federal corporation (“Purchaser”), and Rainier Therapeutics, Inc., a Delaware corporation (“Seller”). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, Purchaser and Seller have entered into that certain Asset Purchase Agreement, dated as of March , 2020 (the “Purchase Agreement”), which is incorporated herein by reference, providing for, among other things, the purchase by Purchaser of certain assets of Seller;

WHEREAS, the Purchase Agreement provides, among other things, for Seller and its Affiliates to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser or its designated Affiliates to purchase and acquire from Seller and its Affiliates, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens) and in exchange for the consideration described in the Purchase Agreement including the assumption by Purchaser of the Assumed Liabilities; and

WHEREAS, Purchaser and Seller now desire to carry out the intents and purposes of the Purchase Agreement by the execution and delivery by Purchaser and Seller of this instrument.

NOW THEREFORE, in consideration of the foregoing and the terms and conditions of the Purchase Agreement, the parties hereto agree as follows:

1. Bill of Sale—Acquired Assets. Upon the terms and subject to the conditions set forth herein and in the Purchase Agreement, Purchaser or its designated Affiliates hereby purchase and acquire from Seller and its Affiliates, and Seller (on behalf of itself and each Affiliate not a party hereto) hereby sells, conveys, assigns, transfers and delivers, free and clear of all Liens (other than Permitted Liens), all of Seller’s and its Affiliates’ right, title and interest in, to and under the Acquired Assets, including the Transferred Contracts, effective at the Closing. Seller (on behalf of itself and each Affiliate not a party hereto) hereby covenants to deliver to Purchaser or its designated Affiliates such other deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Purchaser and its counsel shall deem reasonably necessary or appropriate to effect, consummate, confirm or evidence the transfer to Purchaser of the Acquired Assets and any other transactions contemplated thereby.

2. Assumption of Liabilities. Upon the terms and subject to the conditions set forth herein and in the Purchase Agreement, effective as of the Closing, Purchaser hereby assumes and agrees to pay, perform and discharge as and when due the Assumed Liabilities.

7

3. Excluded Assets. Notwithstanding Paragraph 1 hereof, the Acquired Assets shall exclude the Excluded Assets and Seller shall retain all rights, title and interests to the Excluded Assets.

4. Liabilities Not Assumed. Notwithstanding Paragraph 2 hereof, the Assumed Liabilities shall exclude Excluded Liabilities and Seller shall retain all such Excluded Liabilities.

5. No Third Party Beneficiaries. Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and any indemnified party, any rights, remedies or other benefits under or by reason of this Agreement.

6. Inconsistent or Conflicting Provisions. If a provision of this Agreement is inconsistent or conflicts with the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and prevail. Nothing herein shall be deemed to limit, alter, impair, enhance or enlarge the rights or obligations of any party set forth in the Purchase Agreement.

7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

8. Governing Law. This Agreement shall be governed and construed by and enforced in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws. All disputes under this Agreement shall be resolved in accordance with Section 9.12 of the Purchase Agreement.

[Remainder of Page Intentionally Left Blank.]

7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:	SELLER:

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to Bill of Sale and Assignment and Assumption]

EXHIBIT B

Form of Escrow Agreement

(See attached)

[***]

EXHIBIT C

Form of Patent Assignment Agreement

(See attached)

[***]

Exhibit A

PATENT RIGHTS

[***]

EXHIBIT D

Form of Share Purchase Agreement

(See attached)

[***]

EXHIBIT E1

Form of Seller Transfer Letter

(See attached)

[***]

EXHIBIT E2

Form of Purchaser Transfer Letter

(See attached)

[***]

EXHIBIT E3

Form of IND Withdrawal Letter

(See attached)

[***]